EXECUTION COPY

FIRST AMENDED AND RESTATED FINANCE AGREEMENT

between

NAMGEM TRADING BVI LIMITED

and

OVERSEAS PRIVATE INVESTMENT CORPORATION

Dated as of June 10, 2008

OPIC/673-2006-061-IG

-ii-

-iii-

-iv-

SCHEDULES
1.01	Application
1.03	Projected Financial Plan
4.09	Form of Authorization to Auditors
EXHIBITS
A	Form of Fixed Rate Promissory Note
B	Form of Disbursement Request
C	Form of Corporate Authorization Certificate (pursuant to Article IV)
D	Form of Disbursement/Transfer Certificate (pursuant to Article V)
E	Form of Drawstop Notice

FIRST AMENDED AND RESTATED FINANCE AGREEMENT

This AGREEMENT, dated as of June 10, 2008, between NAMGEM TRADING BVI LIMITED, a company limited by shares organized and existing under the laws of the British Virgin Islands (the “Borrower”), and OVERSEAS PRIVATE INVESTMENT CORPORATION, an agency of the United States of America (“OPIC”),

WITNESSETH:

WHEREAS, the Borrower and OPIC entered into a finance agreement dated as of February 28, 2007 to provide for, among other things, the Loan referred to herein and wish to amend and restate such finance agreement in its entirety by entering into this Agreement.

WHEREAS, the Borrower intends to execute the Project (as hereinafter defined); and

WHEREAS, to secure a portion of the financing for the Project, the Borrower has requested that OPIC provide a credit facility to the Borrower in an amount up to $25,200,000 pursuant to Section 234(b) of the Foreign Assistance Act of 1961, as amended, which OPIC is willing to do on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and of the agreements contained herein, it is hereby agreed as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Definitions.

Unless otherwise provided, capitalized terms used herein shall have the definitions specified below:

“Affiliate” means, with respect to any Person, (i) any other Person that is directly or indirectly Controlled by, under common Control with or Controlling such Person, (ii) any other Person owning beneficially or controlling five percent (5%) or more of the equity interest in such Person, (iii) any officer or director of such Person, or (iv) any spouse or relative of such Person.

“Agreement” means this First Amended and Restated Finance Agreement between the Borrower and OPIC.

“Anti-Corruption Handbook” means the OPIC Anti-Corruption Policies and Strategies Handbook dated September 2006, posted on OPIC’s website at http://www.opic.gov/pubs/handbooks/guides/documents/opicanticorruptionhandbook0906.pdf.

“Anti-Money Laundering Laws” means (i) the USA Patriot Act of 2001, (Pub.L. No. 107-56), and (ii) any other law, regulation, order, decree or directive of any relevant jurisdiction having the force of law and relating to anti-money laundering.

“Application” means the Borrower’s application to OPIC for the Loan, consisting of the Sponsor Disclosure Report dated July 29, 2004, the Commitment Letter and the items described in Schedule 1.01.

“Asset Management” has the meaning set forth in Section 6.08.

“Asset Manager” has the meaning set forth in Section 6.08.

“Authorized Officer” shall mean, with respect to any Person, its chairperson, managing director, president, secretary or treasurer, any vice president, assistant treasurer or assistant secretary or equivalent officers of such Person and any other officer designated in writing by such Person as having been authorized to execute and deliver this Agreement, the Notes, any of the other Transaction Documents to which it is or will be a party, or any other notice or instrument contemplated hereunder or thereunder.

“Borrower” has the meaning set forth in the preamble.

“Borrower Share Pledge and Retention Agreement” means a share pledge and retention agreement among the Shareholders, the Borrower, the Sponsor, the Collateral Agent and OPIC, satisfactory to OPIC in form and substance.

“Business Day” means any day other than (i) a Saturday, Sunday or day on which commercial banks are authorized by law to close in the City of New York or Washington, D.C., United States of America, and (ii) with respect to any payment, delivery, or communication to OPIC, a day on which OPIC is not open for business.

“Cash Flow” of the Borrower, for any period, means the sum of (i) its Net Income for such period, plus (ii) all interest expense, any expense for any Commitment Fee, Facility Fee and Maintenance Fee, and depreciation, amortization, deferred income taxes, and other non-cash expenses for such period (but only to the extent deducted in determining Net Income), minus (iii) any capital expenditure incurred in such period for repair or replacement of a capital asset, minus (iv) cash paid for Taxes (to the extent not excluded from Net Income).

“Certificate Interest Rate” has the meaning set forth in the Funding Documents.

“Charter Documents” means, in respect of any company, corporation, partnership, governmental agency or other enterprise, its founding act, charter, articles of incorporation and by-laws, memorandum and articles of association, statute, or similar instrument.

“Closing Date” means the Business Day on which the Disbursement is made.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” means all property that is subject or is intended to become subject to the Liens granted by the Share Pledge and Retention Agreement or the Security and Account Agreement.

“Collateral Accounts” has the meaning set forth in the Security and Account Agreement.

“Collateral Agent” means the financial institution serving as Collateral Agent under the Security and Account Agreement and the Share Pledge and Retention Agreement.

“Commitment” means OPIC’s commitment to lend an amount not to exceed $25,200,000 less (i) the portion thereof which pursuant to Section 2.03 has been canceled or has been deemed canceled and (ii) any amounts repaid or prepaid.

“Commitment Fee” has the meaning set forth in Section 2.02.

“Commitment Letter” means the letter agreement between the Sponsor and OPIC, dated September 22, 2006, in which OPIC and the Sponsor have agreed that OPIC and the Borrower will enter into this credit facility, subject to the conditions stated therein.

“Commitment Period” means the period commencing on the date hereof and ending on the earlier of (i) the first date on which the amount of the Loan equals the amount of the Commitment, (ii) the date the Commitment shall have been cancelled or otherwise terminated, or reduced to zero, (iii) the Repayment Commencement Date, and (iv) February 28, 2010.

“Consignee” means NamGem Trading BVBA, a company organized and existing under the laws of the Kingdom of Belgium and a wholly owned subsidiary of the Borrower.

“Consignee Share Pledge and Retention Agreement” means a share pledge and retention agreement among the Borrower, the Consignee, the Collateral Agent and OPIC, satisfactory to OPIC in form and substance.

“Consignment and Guaranty Agreement” means an exclusive consignment agreement, in form and substance satisfactory to OPIC, among the Consignee, the Sponsor and the Borrower whereby (i) the Consignee shall (a) be obligated to take from and sell on consignment for the Borrower all diamonds owned by the Borrower and (b) guarantee to the Borrower the timely payment in respect of all diamonds purchased by the Borrower in an amount equal to the greater of (x) the selling price less the costs of manufacturing and marketing such diamonds and (y) the Purchase Price of such diamonds, regardless of whether such diamonds are actually delivered to, received by, or cut and polished by the Project Company, or delivered to or sold by the Sponsor or the Consignee, as the case may be, or lost, stolen, damaged or destroyed for any reason prior to such delivery or sale, and containing other terms satisfactory to OPIC, and (ii) the Sponsor shall provide an unconditional guarantee of the Consignee’s obligations under such agreement as set forth therein.

“Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management of a Person, whether through the ownership of partnership interests or voting securities, by contract or otherwise.

“Cooperation Agreement” means the Cooperation Agreement among the Sponsor, the Project Company and NamDeb Diamond Corporation (Pty) Ltd., dated January 9, 2004.

“Corrupt Practices Laws” means (i) the Foreign Corrupt Practices Act of 1977 (Pub.L. No. 95-213, §§101-104), as amended, and (ii) any other law, regulation, order, decree or directive having the force of law and relating to bribery, kick-backs, or similar business practices.

“Costs of Defense” has the meaning set forth in Section 9.11.

“Cutting and Polishing Operations” means the cutting and polishing in Namibia by the Project Company in accordance with the Cooperation Agreement of diamonds purchased by the Borrower pursuant to the Supply Agreement.

“Debt Service” means, for any period, the sum of all payments of principal and interest in respect of the Loan and all OPIC Fees during such period as reflected in certifications acceptable to OPIC.

“Debt Service Coverage Ratio” means, for any period, the result obtained by dividing (i) Cash Flow for such period by (ii) Debt Service for such period.

“Default Rate” has the meaning set forth in Section 2.04(b).

“Default Spread” means two percent (2%) per annum.

“Diamond Supplier” means Namibia Diamond Trading Company (Pty) Limited and such other Person satisfactory to OPIC, identified in a Supply Agreement as supplier of rough diamonds.

“Disbursement” means each advance of the proceeds of the Loan to the Borrower.

“Disbursement Account” has the meaning set forth in the Security and Account Agreement.

“Disbursement Request” means a request for disbursement of the Loan substantially in the form of Exhibit B, which shall include a certification as to the accuracy of all representations and warranties, the Borrower’s and Sponsor’s compliance with all terms of the Transaction Documents, the absence of any Event of Default or Potential Event of Default and such other matters as are addressed therein.

“Disbursement/Transfer Certificate” means a certificate of an Authorized Officer of the Borrower, substantially in the form of Exhibit D and otherwise in form and substance satisfactory to OPIC.

“Dollars” or “$” means United States dollars.

“Drawstop Notice” has the meaning set forth in Section 2.01(d).

“Eligible Costs” means costs not to exceed $2,520,000, which shall include costs incurred by any Obligor in connection with the preparation, negotiation and execution of the Transaction Documents (including fees payable to OPIC, OPIC’s counsel, any Obligor’s counsel, and other reasonable and documented out-of-pocket expenses) and other costs approved in writing by OPIC.

“Employee Benefit Plan” means any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Borrower or an ERISA Affiliate.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person which is treated as a single employer with the Borrower under §414 of the Code.

“Event of Default” has the meaning set forth in Section 8.01.

“Facility Fee” has the meaning set forth in Section 2.08.

“Finance Document” means each Loan Document, Security Document and Funding Document.

“Financial Model” has the meaning set forth in the Consignment and Guaranty Agreement.

“Financial Plan” has the meaning set forth in Section 1.03.

“Financial Statements” means, with respect to any Person, such Person’s semi-annual or annual balance sheet and statements of income, retained earnings, and sources and application of funds for such fiscal period, together with all notes thereto and with comparable figures for the corresponding period of its previous fiscal year, each prepared in Dollars in accordance with U.S. GAAP.

“Fiscal Semester” means each of the first and second six-month accounting periods of each Fiscal Year.

“Fiscal Year” means the accounting year of the Borrower, commencing each year on June 1 and ending on May 31 or such other period agreed to between the Borrower and OPIC.

“Funding Documents” has the meaning set forth in Section 4.02.

“Hedging Arrangement” means any interest rate or currency swap, future, option, cap, collar, ceiling, hedge, or other interest rate protection agreement or foreign exchange contract, or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values.

“Indebtedness” means with respect to any Person, at any date, all or any liabilities, obligations and reserves, contingent or otherwise, which, in accordance with U.S. GAAP, would be reflected as a liability on a balance sheet, including (i) any obligation created, incurred, issued or assumed by such Person for borrowed money or arising out of any credit facility or financial accommodation, (ii) any obligation created, incurred, issued or assumed by such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) any obligation created, incurred, issued or assumed by such Person to pay the deferred purchase price of property or services, (iv) any obligation created, incurred, issued or assumed by such Person under conditional sales or other title retention agreements, (v) the net aggregate rentals under any lease by such Person as lessee that under U.S. GAAP would be capitalized on the books of the lessee or is the substantial equivalent of the financing of the property so leased, (vi) any obligation created, incurred, issued or assumed by such Person to purchase securities or other property which arises out of or in connection with the sale of the same or substantially similar securities or property, (vii) any obligation created, incurred, issued or assumed by such Person secured by any Lien upon property of such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (viii) any Indebtedness of others secured by a Lien on any asset of such Person, and (ix) any Indebtedness of others guaranteed, directly or indirectly, by such Person.

“Indemnified Person” has the meaning set forth in Section 9.11.

“Indemnity” has the meaning set forth in Section 9.11.

“Interest Period” means the period (i) from and including the day following the immediately preceding Payment Date or, if later, the Closing Date (ii) to and including the next succeeding Payment Date or, if earlier, the Loan Maturity Date.

“Kimberley Process Certificate” means a forgery resistant certificate issued in respect of imported rough diamonds identifying such shipment as being in compliance with the Kimberley Process Certification Scheme implemented January 1, 2003.

“Lien” means any lien, pledge, mortgage, security interest, deed of trust, charge, assignment, hypothecation, title retention or other encumbrance on or with respect to, or any preferential arrangement having the practical effect of constituting a security interest with respect to the payment of any obligation with, or from the proceeds of, any asset or revenue of any kind.

“Litigation Payment” has the meaning set forth in Section 9.10.

“Loan” means, on any date, the aggregate of the outstanding unpaid principal amounts of the Notes then outstanding.

“Loan Cover Ratio” means, at any time, the ratio of (i) the sum of (a) the amount on deposit in the Revenue Account plus (b) accounts receivable of the Borrower (on terms not exceeding 120 days) for diamonds sold pursuant to the Consignment and Guaranty Agreement plus (c) Sales Receipts then held by the Consignee plus (d) the amount of the diamonds then owned by the Borrower (valued at their Purchase Price) to (ii) the Loan.

“Loan Documents” has the meaning set forth in Section 4.03.

“Loan Maturity Date” means the fifteenth Payment Date falling after the Repayment Commencement Date.

“Loan to Subordinated Loan Ratio” means, at any time, the result obtained by dividing (i) the aggregate principal amount of the Loan then outstanding (excluding Loan amounts on deposit in the Disbursement Account) by (ii) the aggregate principal amount of the Subordinated Loan then outstanding.

“Long-term Indebtedness” means, in accordance with U.S. GAAP, any Indebtedness, the final maturity of which, by its terms or by the terms of any agreement related to it, falls due more than one year after the date of its incurrence.

“Loss” has the meaning set forth in Section 9.11.

“Maintenance Fee” has the meaning set forth in Section 2.09.

“Material Adverse Effect” means a material adverse effect on (i) the Project, (ii) the business, operations, prospects, condition (financial or otherwise), or property of the Borrower, the Sponsor (only to the extent it would affect the ability of the Sponsor to perform its obligations in respect of the Project), any other Person whose continuing viability, because of its guaranty or other undertaking, is essential to the Project (only to the extent it would affect the ability of such Person to perform its obligations in respect of the Project), (iii) the ability of the Borrower or any other party to perform in a timely manner its material obligations under any of the Transaction Documents, (iv) the validity or enforceability of any material provision of any Transaction Document, (v) the rights and remedies of OPIC, if any, under any of the Transaction Documents, or (vi) the Liens under the Security Documents.

“Monthly Date” means the monthly anniversary of the fifth Business Day immediately preceding the Closing Date (or if such monthly anniversary is not a Business Day, then the immediately succeeding Business Day).

“NamGem Bermuda” means NamGem Trading (Bermuda) Limited, a wholly owned subsidiary of the Sponsor.

“Namibia” means the Republic of Namibia.

“Namibia Diamond Trading Company” means Namibia Diamond Trading Company Limited, a company organized and existing under the laws of Namibia.

“Net Income” means, with respect to any Person for any fiscal period, the net income of such Person for such period after Taxes but before extraordinary items, determined in accordance with U.S. GAAP.

“Note” means any promissory note issued by the Borrower pursuant to this Agreement substantially in the form of Exhibit A.

“Obligations” means each and every liability and other obligation of every type and description arising under or in connection with any of the Finance Documents which the Borrower may now or at any time hereafter owe to OPIC, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including specifically, but not limited to, all indebtedness, liabilities and obligations of the Borrower under this Agreement.

“Obligor” means each of the Borrower, the Sponsor, NamGem Bermuda and the Consignee.

“OFAC List” means the Specially Designated Nationals and Blocked Persons List, as published by the United States Department of the Treasury Office of Foreign Asset Control from time to time, and available on the Internet at the following website:http:// www.treas.gov/offices/enforcement/ofac/sdn/tllsdn.pdf or any official successor website.

“OPIC” has the meaning set forth in the preamble.

“OPIC Fees” means the Commitment Fee, the Maintenance Fee, and the Facility Fee.

“OPIC Guaranty Fee” means one and one-half of one-percent (1.50%) per annum.

“OPIC Guaranty Payment” has the meaning set forth in Section 2.04(c).

“OPIC Note Interest Rate” has the meaning set forth in Section 2.04(a) or Section 2.04(c), as the case may be.

“OPIC Paying Agent” has the meaning set forth in the Funding Documents.

“OPIC Placement Agent” has the meaning set forth in the Funding Documents.

“OPIC Plaintiff” has the meaning set forth in Section 9.10.

“Payment Date” means the date falling on the six month anniversary of the Closing Date and each six-month anniversary after such date until the Loan and all amounts due hereunder or under the Note are paid in full, unless such date is not a Business Day, in which case the Payment Date will be the next succeeding Business Day.

“Permitted Indebtedness” has the meaning set forth in Section 7.02.

“Permitted Lien” has the meaning set forth in Section 7.01.

“Person” means and includes (i) an individual, (ii) a legal entity, including a partnership, a joint venture, a corporation, a limited liability company or partnership, a trust, and an unincorporated organization, and (iii) a government or any department or agency thereof.

“Potential Event of Default” means an event or condition that, with the passage of time or the giving of notice, or both, could constitute an Event of Default.

“Potential Loss” has the meaning set forth in Section 9.11.

“Project” means (i) the purchase by the Borrower under the Supply Agreement of rough diamonds which for cutting and polishing purposes will be delivered to the Project Company in Namibia in custody and safekeeping for the Borrower, (ii) the Cutting and Polishing Operations, and (iii) the sale on consignment or purchase by the Consignee of such diamonds when required in accordance with the Consignment and Guaranty Agreement, all as contemplated by the Project Documents and described in the Application.

“Project Company” means NamGem Diamond Manufacturing Company (Pty) Ltd., a company organized and existing under the laws of Namibia.

“Project Company Undertaking Agreement” means a Project Company Undertaking Agreement between the Project Company and the Borrower in form and substance satisfactory to OPIC.

“Project Contracts” has the meaning set forth in Section 7.10.

“Project Documents” has the meaning set forth in Section 4.03.

“Project Participant” means each of the Borrower, the Sponsor, NamGem Bermuda, the Consignee, the Project Company and the Diamond Supplier.

“Prudent Industry Practices” means those practices, methods and equipment that are commonly used in prudent engineering, design, construction, operation and maintenance in the diamond cutting and polishing industry in the United States and Namibia to design, engineer, construct, operate and maintain diamond cutting and polishing equipment lawfully and with safety, reliability, efficiency, operability and maintainability and, without limitation of the foregoing, in a manner compliant with applicable law, the World Bank Guidelines and all applicable governmental consents, licenses, approvals and authorizations.

“Purchase Price” of any rough diamonds means the price paid for such diamonds by the Borrower under the Supply Agreement.

“Regulation U” means Regulation U issued by the Board of Governors of the U.S. Federal Reserve System.

“Regulation X” means Regulation X issued by the Board of Governors of the U.S. Federal Reserve System.

“Repayment Commencement Date” means the Payment Date falling on the two year anniversary of the Closing Date.

“Revenue Account” has the meaning set forth in the Security and Account Agreement.

“Sales Receipts” has the meaning set forth in the Consignment and Guaranty Agreement.

“Security and Account Agreement” means the Security and Account Agreement among the Borrower, OPIC and the Collateral Agent satisfactory to OPIC in form and substance.

“Security Documents” has the meaning set forth in Section 4.03.

“Self-Monitoring Questionnaire” means that certain “Self-Monitoring Questionnaire for Insurance and Finance Projects” posted on OPIC’s website (http://www.opic.gov/pubs/forms/index.asp), as the same may be revised by OPIC from time to time.

“Share Pledge and Retention Agreement” means each of the Borrower Share Pledge and Retention Agreement and the Consignee Share Pledge and Retention Agreement.

“Shareholder” means each of NamGem Bermuda, any Person identified in the Borrower Share Pledge and Retention Agreement as a shareholder of the Borrower and any other Person who at any time becomes such a shareholder under and in accordance with the Borrower Share Pledge and Retention Agreement.

“Signing Date” means the date on the title page of this Agreement.

“Sponsor” means Lazare Kaplan International Inc., a corporation organized and existing under the laws of the State of Delaware.

“Sponsor Consent” means a written agreement with OPIC containing consent by the Sponsor and the Consignee to the assignment pursuant to the Security and Account Agreement of the Borrower’s right under the Consignment and Guaranty Agreement, in form and substance satisfactory to OPIC.

“Sponsor Disclosure Report” means OPIC’s form 129.

“Subordinated Lender” means (i) NamGem Bermuda, (ii) the Sponsor, (iii) any other Shareholder that accedes to the Subordination Agreement pursuant to a duly executed and delivered accession agreement related thereto or (iv) any other legal entity which is (A) Controlled by one of the Persons referred to in clauses (i) to (iii) above, (B) whose equity is not less than 50% legally and beneficially owned by such Person and (C) accedes to the Borrower Share Pledge and Retention Agreement pursuant to a duly executed and delivered accession agreement related thereto.

“Subordinated Loan” means the aggregate principal amount of the loans outstanding from time to time under the Subordinated Loan Note.

“Subordinated Loan Note” means a promissory note or notes executed and delivered by the Borrower in favor of the Subordinated Lender, satisfactory to OPIC in form and substance, evidencing loans to the Borrower that are made by the Subordinated Lender and subordinated to the Loan in accordance with the Subordination Agreement.

“Subordination Agreement” means the Subordination Agreement among the Subordinated Lender, OPIC and the Borrower satisfactory to OPIC in form and substance.

“Supply Agreement” means a long-term rough diamond supply agreement between the Borrower and the Diamond Supplier providing that all diamonds delivered thereunder to the Project Company will at all times be the property of and under the control of the Borrower and containing other terms satisfactory to OPIC.

“Taxes” means present and future taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, turnover, transfer, franchise, profits, license, withholdings, payroll, employment, excise, estimated, severance, stamp duties, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax, or additional amounts imposed by any taxing authority and any political subdivision, instrumentality, agency or similar body of any taxing authority, and all liabilities with respect thereto.

“Transfer” means a transfer of amounts on deposit in the Disbursement Account in accordance with this Agreement and the Security and Account Agreement to pay Project costs as permitted by Section 6.01(b).

“Transfer Date” means any Business Day on which a Transfer occurs.

“Transfer Request” means a written request for a Transfer substantially in the form of Exhibit A to the Security and Account Agreement.

“Transaction Documents” has the meaning set forth in Section 4.03.

“U.S. GAAP” means generally accepted accounting principles in the United States of America in effect from time to time, applied on a consistent basis both as to classification of items and amounts.

“U.S. Treasury Cost” means, with respect to any amount, the fixed borrowing cost that would be charged to OPIC for such amount by the United States Department of Treasury (which will approximate the interest rate on U.S. Treasury notes with a similar maturity). “Worker Rights Requirements” has the meaning set forth in Section 7.10.

“World Bank Guidelines” means the environmental, health and safety standards set forth in the International Finance Corporation’s 2003 Occupational Health and Safety Guidelines.

Section 1.02 Interpretation.

In this Agreement, unless otherwise indicated or required by the context:

(a) Reference to and the definition of any document (including this Agreement and all Schedules and Exhibits) shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified from time to time;

(b) References to any Person or Persons shall be construed as a reference to any successors or permitted assigns of such Person or Persons from time to time;

(c) All references to an “Article,” “Section,” “Schedule,” or “Exhibit” are to an Article or Section hereof or to a Schedule or an Exhibit attached hereto;

(d) The table of contents and Article and Section headings and other captions in this Agreement are for the purpose of reference only and do not limit or affect its meaning;

(e) Defined terms in the singular include the plural and vice versa, and the masculine, feminine or neuter gender includes all genders;

(f) Accounting terms used herein, but not defined in Section 1.01 have the respective meanings given to them under generally accepted accounting principles in the United States of America in effect from time to time, applied on a consistent basis both as to classification of items and amounts;

(g) The words “hereof,” “herein,” “hereunder,” and “hereto,” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision, Article, or Section of this Agreement, or to any Exhibit or Schedule hereto;

(h) The words “include,” “includes,” and “including” mean include, includes, and including “without limitation” and “without limitation by specification”;

(i) Any reference herein to a time of day means the time of day in the City of New York;

(j) Any reference herein to a notice means a written notice in the English language;

(k) Phrases such as “satisfactory to OPIC,” “in such manner as OPIC may determine,” “to OPIC’s satisfaction,” “at OPIC’s election,” “in OPIC’s judgment,” and phrases of similar import authorize and permit OPIC to approve, disapprove, act or decline to act in its sole discretion; and

(l) A reference to any Applicable Law includes any amendment or modification of such Applicable Law, any successor to such law and all regulations, rulings, and other Applicable Laws promulgated under such Applicable Law or any successor thereto.

Section 1.03 Project Cost; Financial Plan.

The total cost of the Project (including provisions for contingencies) is estimated to be the equivalent of $36,000,000, based on the financial plan set forth in Schedule 1.03 (the “Financial Plan”).

ARTICLE II.

AMOUNT AND TERMS OF THE LOAN

Section 2.01 Amount and Disbursement.

(a) Commitment. Subject to the terms and conditions hereof, OPIC agrees to make, and the Borrower agrees to accept, a Loan for the Project in the principal amount of not more than $25,200,000. A Disbursement of the Loan shall only be made from the date hereof through the end of the Commitment Period. The Commitment shall not be revolving, and any portion of the Loan repaid or prepaid shall not be readvanced to the Borrower.

(b) Disbursement; Term. Subject to the satisfaction of the conditions set forth in Articles IV and V, the Borrower may request a single Disbursement by delivering a Disbursement Request to OPIC not less than twenty (20) Business Days prior to the Closing Date. The Disbursement shall be made available to the Borrower by wire transfer to the Disbursement Account and shall be evidenced by one or more (as OPIC may specify) Notes aggregating the principal amount of the Disbursement and dated the relevant Closing Date. All Notes shall be issued for a term ending on or before the Loan Maturity Date. The amount of the proposed Disbursement shall not exceed the amount of the Commitment.

(c) Amount of Disbursements. The Disbursement shall be in the full amount of the Commitment or (if less) shall be in an amount of not less than $5,000,000 and a multiple of $100,000.

(d) Transfers. Subject to the satisfaction of the conditions set forth in Article V, the Borrower may from time to time request a Transfer from the Disbursement Account of amounts on deposit therein by delivering to the Collateral Agent (with a copy to OPIC) a Transfer Request not less than twenty (20) Business Days prior to the requested Transfer Date. Without limiting any other term or condition of the Finance Documents, at any time prior to 5:00 p.m. New York time on the day prior to any requested Transfer Date, OPIC may issue a notice in the form of Exhibit E to the Borrower (with a copy to the Collateral Agent) notifying the Borrower that the relevant Transfer shall not be made (each such notice, a “Drawstop Notice”) if any applicable condition precedent set forth in Article IV or V of this Agreement or in the Security and Account Agreement or any other Finance Document is not satisfied or, having been satisfied, ceases in the determination of OPIC to be satisfied. A Drawstop Notice issued pursuant to this clause (d) shall remain in full force and effect until the event or condition that led to the issuance of such Drawstop Notice is remedied to the satisfaction of OPIC, whereupon such Drawstop Notice shall be deemed to be revoked and OPIC shall promptly notify the Borrower and the relevant Transfer shall thereafter be made on the requested Transfer Date; provided, however, that if such requested date is a date that is prior to or is less than two (2) Business Days after the date such notification is given, the Transfer Date shall be deemed to be the second Business Day after the date such notification is given and OPIC shall notify each such party that the relevant Transfer shall be made on such second Business Day. If a Drawstop Notice is not revoked on or prior to the date falling ten (10) Business Days following a requested Transfer Date, the relevant Transfer will not be made and the relevant Transfer Request shall be deemed to be revoked.

(e) Transfer Pro Rata with Subordinated Loan. The Transfer of the Loan from the Disbursement Account to the Revenue Account shall be made simultaneously and pro rata with Transfer of Subordinated Loan amounts such that the ratio of Loan to the Subordinated Loan amounts comprising such Transfer is not greater than 70:30 and such Transfer shall be used to pay Project costs in accordance with Section 5.03 and 6.01.

Section 2.02 Commitment Fee.

Commencing from February 28, 2007, and continuing through the Commitment Period, a commitment fee (the “Commitment Fee”) shall accrue on a daily basis at the rate of one quarter of one percent (.25%) per annum on the amount of the Commitment. Payment of the Commitment Fee shall be made in arrears to OPIC on the Closing Date (in which case, such Commitment Fee may be deducted by OPIC from the proceeds of the Disbursement.

Section 2.03 Cancellation of the Commitment.

At any time prior to the Closing Date, the Borrower may cancel all or any part of the Commitment upon thirty (30) days prior written notice to OPIC.

Any part of the Commitment not disbursed on the Closing Date or (if there is no Disbursement) at the end of the Commitment Period shall be deemed to have been then canceled.

Section 2.04 Interest.

(a) OPIC Note Interest Rate. On each Payment Date, commencing with the first such date after the Closing Date, the Borrower shall pay interest in arrears to the order of OPIC on the daily outstanding principal balance of the Note, less any amount of principal on which interest is payable at the Default Rate pursuant to Section 2.04(b), at a rate per annum, subject to Section 2.04(c), equal to the sum of the following (subject to Section 2.04(c), the “OPIC Note Interest Rate”):

(i)	the Certificate Interest Rate; and
(ii)	the OPIC Guaranty Fee.

Notwithstanding anything to the contrary in the foregoing, interest due pursuant to this Section 2.04(a) on the first Payment Date may be paid from the Loan proceeds as contemplated by Section 6.01.

(b) Default Interest. Subject to Section 2.04(c), if the Borrower fails to pay in full when due any amount of principal or interest on the Note, the Borrower shall, on demand, or, if no demand, on each Payment Date, pay interest in arrears to the order of OPIC on the amount of the defaulted payment, from the date of such payment default until the date on which such defaulted amount is paid full, at a rate per annum (the “Default Rate”), in lieu of the OPIC Note Interest Rate and to the extent permitted by applicable law, equal to the sum of the following:

(i) the OPIC Note Interest Rate, adjusted as provided in Section 2.04(c); and

(ii) the Default Spread.

(c) OPIC-Funded Interest Rate. If OPIC shall have made payment of any principal, interest or other guaranteed amount on account of a defaulted payment pursuant to OPIC’s guaranty under the Funding Documents (an “OPIC Guaranty Payment”), then, with respect to the amount of such

OPIC Guaranty Payment, the OPIC Note Interest Rate from the date of such OPIC Guaranty Payment to the date of payment in full to OPIC of the amount of such OPIC Guaranty Payment may, at OPIC’s option, be converted to a fixed rate of interest equal to the sum of the following:

(i)	the Treasury Cost; and
(ii)	the OPIC Guaranty Fee,

and the Borrower shall, on demand, pay to OPIC the amount of such OPIC Guaranty Payment, together with interest thereon at the Default Rate, adjusted as provided in this Section 2.04(c).

Section 2.05 Repayment of the Loan.

The Borrower shall repay the Loan in sixteen (16) equal installments payable on each Payment Date commencing on the Repayment Commencement Date and ending on the Loan Maturity Date.

Section 2.06 Voluntary Prepayment.

Subject to the requirements of the Funding Documents and any redemption premium payable in relation thereto, on any date following the last day of the Commitment Period, the Borrower may, upon thirty (30) Business Days’ prior notice to OPIC, prepay the Loan in whole or in part without premium or penalty. The amount of any such voluntary prepayment shall be applied to the repayment schedule provided for in Section 2.05 in the inverse order of maturity.

Section 2.07 Mandatory Prepayment.

(a) The Borrower shall prepay the outstanding principal amount of the Loan in an amount equal to the amount by which the aggregate of:

(i)

the amount of cash distributions paid by the Borrower to the Shareholders in respect of any of its capital stock, including dividends and share redemptions referred to in Section 7.04, in any Fiscal year; plus

(ii)	the amount of payments by the Borrower to the Shareholders referred to in Section 7.05 in such Fiscal Year; plus
(iii)

the amount of any other payments by the Borrower to the Shareholders in such Fiscal Year (excluding any scheduled payments of principal and interest in respect of the Subordinated Loan and any amounts reimbursed to the Sponsor for Eligible Costs), exceeds fifty percent (50%) of its Net Income for the preceding Fiscal Year, as reflected in the Borrower’s audited Financial Statements.

(b) The Borrower shall prepay the outstanding principal amount of the Loan in an amount equal to the amount of any Loan proceeds remaining on deposit in the Disbursement Account on February 28, 2010.

(c) Each Loan prepayment made pursuant to this Section 2.07 shall be subject to any redemption premiums or other amounts payable pursuant to the Funding Documents.

Section 2.08 Facility Fee.

The Borrower shall pay to OPIC on the Closing Date a facility fee (the “Facility Fee”) in the amount of $126,000, which may be deducted by OPIC from the proceeds from the Disbursement.

Section 2.09 Maintenance Fee.

The Borrower shall pay to OPIC an annual administrative fee (the “Maintenance Fee”) in the amount of $12,000 on the first Payment Date and on each anniversary thereof, so long as any portion of the Loan remains outstanding.

Section 2.10 Taxes.

(a) All sums payable by the Borrower hereunder or under the Notes, whether of principal, interest, fees, expenses or otherwise, shall be paid in full, free of any deductions or withholdings for any and all Taxes. In the event that the Borrower is prohibited by law from making payments hereunder or under the Notes free of such deductions or withholdings, then the Borrower shall pay such additional amount as may be necessary in order that the actual amount received after such deduction or withholding shall equal the full amount stated to be payable hereunder or under the Notes.

(b) The Borrower shall pay directly to all appropriate taxing authorities any and all present and future Taxes, and all liabilities with respect thereto imposed by law or by any taxing authority on or with regard to any aspect of the transactions contemplated by this Agreement or the execution and delivery of this Agreement or the Notes, except for any Taxes or other liabilities that the Borrower is contesting in good faith by appropriate proceedings and for which adequate cash reserves have been made in accordance with U.S. GAAP, provided that the Borrower hereby indemnifies OPIC and holds OPIC harmless from and against any and all liabilities, fees or additional expense with respect to or resulting from any delay in paying, or omission to pay, Taxes. Within thirty (30) days after the payment by the Borrower of any such Taxes, the Borrower shall furnish OPIC with the original or a certified copy of the receipt evidencing payment thereof, together with any other information OPIC may reasonably require to establish to its satisfaction that full and timely payment of such Taxes has been made.

(c) OPIC shall notify the Borrower of any payment of Taxes required or requested of it and shall give due consideration to any advice or recommendation given in response thereto by the Borrower, and upon notice from OPIC that Taxes or any liability relating thereto (including penalties and interest) have been paid, the Borrower shall pay or reimburse OPIC therefor within thirty (30) days of such notice.

(d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.10 shall survive the payment in full of principal and interest hereunder and under the Notes.

Section 2.11 Miscellaneous.

(a) Payment or Reimbursement of Expenses. The Borrower shall pay or reimburse OPIC, upon request, OPIC’s reasonable out-of-pocket costs and expenses incurred in connection with the negotiation, preparation, execution and delivery, and implementation of this Agreement, the Notes, and the other Transaction Documents, including (i) the reasonable fees and expenses of outside legal counsel and business consultants, and (ii) the costs of communications, the preparation of any documents, the authentication, registration and recordation of any of the Transaction Documents, the preparation of bound volumes and CDs of the Transaction Documents for OPIC’s use, and the termination of the Liens created pursuant to the Security Documents. The Borrower shall also reimburse OPIC upon demand for all costs and expenses (including attorneys’ fees and expenses, fees for the services of third parties, such as third party loan servicing agencies, to administer and otherwise effect collection of the Loan, and the cost of travel) incurred by OPIC in preserving in full force and effect or enforcing its rights hereunder or under any of the Transaction Documents or incurred in connection with the modification, amendment or waiver of any provision of any such document, including release of the Liens in favor of OPIC arising under the Security Documents. For the avoidance of doubt, this provision shall not preclude the application of proceeds of the Loan to the payment of Eligible Costs in accordance with Section 6.01(b).

(b) Currency and Place of Payment. All payments required hereunder shall be made in Dollars in immediately available funds without any offset or deduction for Taxes or otherwise to the OPIC Paying Agent as provided for in the Funding Documents or, as the case may be, to OPIC at the following address:

If sent by wire transfer (via a United States domestic bank):

U.S. Treasury Department

ABA No. 0210-3000-4 TREASNYC/CTR/BNF=AC71000001

OBI=OPIC Loan No. 673-2006-061-IG

If sent by express mail or courier:

Nations Bank Operations Center

Corporate Bank Operations

3 SSE

6000 Feldwood Road

College Park, GA 30349

Attn: OPIC Lockbox 198177

If sent by standard mail:

Overseas Private Investment Corporation

P.O. Box 198177

Atlanta, GA 30384

(c) Computation of Interest on Notes and Fees. Except as otherwise provided herein or in the Funding Documents or in any Note, interest (including interest calculated at the OPIC Note Interest Rate and the Default Rate) shall accrue as set forth in the Note, and the Commitment Fee and any other fees shall accrue on a daily basis and shall be computed on the basis of 360-day years based on twelve (12) 30-day months.

(d) Application of Payments to OPIC. Payments received by OPIC under this Agreement or with respect to any Note shall be applied to amounts due under this Agreement and under the Notes in such manner as OPIC may determine to be appropriate, notwithstanding any instruction to the contrary from the Borrower.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

The Borrower represents, covenants, and warrants to OPIC, as of the date hereof, as of the Closing Date and as of each Transfer Date (both before and after making the Disbursement or the relevant Transfer, as the case may be) that:

Section 3.01 Existence and Power of the Borrower.

(a) The Borrower is a company limited by shares duly organized, validly existing, and in good standing under the laws of the British Virgin Islands. The Borrower is duly authorized to do business in each jurisdiction in which its business makes such authorization necessary, has the requisite power to own and operate its properties, to carry on its business as it is now being conducted and as proposed to be conducted in respect of the Project, to incur Indebtedness and create Liens on its properties and to execute, deliver, and perform its obligations under this Agreement, the Notes, and each of the other Transaction Documents to which it is or will be a party.

(b) The Borrower’s Charter Documents have not been amended since the date of its formation.

Section 3.02 Authority of the Borrower.

The Borrower’s execution, delivery, and performance of its obligations under this Agreement, the Notes, and each of the other Transaction Documents to which it is or will be a party: (i) have been duly authorized by all necessary corporate action, (ii) will not violate any applicable law, regulation or ruling of any governmental authority, and (iii) will not breach, or result in or require the creation of any Lien upon its property (except Permitted Liens), or cause a default under, any of its Charter Documents or any agreement or other requirement by which it or any of its properties may be bound or affected. The execution and delivery by the Borrower of this Agreement, the Notes, and each of the other Transaction Documents to which it is or will be a party will cause each such respective instrument to constitute a direct, unconditional, legal, valid, and binding obligation of the Borrower enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally or general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). Except for consents referred to in Section 3.10, no consent of any other Person, including any shareholder of the Borrower, is required in connection with the execution, delivery, performance, validity, or enforceability of any of the Transaction Documents. The Borrower’s obligations hereunder and under the Notes will rank not less than pari passu with all of the Borrower’s other Indebtedness and obligations except for

Indebtedness that is mandatorily preferred by applicable law, provided that such Indebtedness is not Indebtedness covered by clauses (i) through (ix) of the definition thereof.

Section 3.03 Financial Condition.

As of the date of this Agreement, neither the Borrower nor the Consignee has any contingent obligation, liability for Taxes, material or long-term commitment, or outstanding Indebtedness of any kind. As of the date of this Agreement, no dividend or other distribution has been declared or paid to the Shareholders.

Section 3.04 Capitalization of the Borrower and the Consignee.

(a) As of the date hereof, the authorized capital of the Borrower consists of 50,000 shares of stock, of which ten (10) shares are issued and outstanding. All such capital stock of the Borrower has been duly authorized and validly issued, and is fully paid and nonassessable and is free from all Liens (except Permitted Liens). There are no outstanding subscriptions, options, warrants, calls, agreements, preemptive rights, acquisition rights, redemption rights or any other rights or claims of any character that restrict the transfer of, require the issuance of, or otherwise relate to any class of the capital stock of the Borrower. As of the date hereof, one hundred percent (100%) of the capital stock of the Borrower is owned beneficially and of record by NamGem Bermuda.

(b) As of the date hereof, all ownership interests of the Consignee have been duly authorized and validly issued, and are fully paid and nonassessable and are free from all Liens (except Permitted Liens). There are no outstanding subscriptions, options, warrants, calls, agreements, preemptive rights, acquisition rights, redemption rights or any other rights or claims of any character that restrict the transfer of, require the issuance of, or otherwise relate to any class of the ownership interests of the Consignee. As of the date hereof, one hundred percent (100%) of the ownership interests of the Consignee are owned beneficially and of record by the Borrower.

Section 3.05 Subsidiaries.

Except for the shares of stock referred to in Section 3.04(b), neither the Borrower nor the Consignee owns or otherwise controls any voting stock of, or have any ownership interest in, any other Person, including any other corporation or partnership.

Section 3.06 Liens and Indebtedness.

(a) The Security Documents are, or upon filing and registration will be, effective to create in favor of OPIC legal, valid, binding and perpetual first priority Liens on the Collateral, and such Liens are, or upon filing and registration will be, prior and superior to the rights of any other Person holding any Lien on the Collateral and enforceable against the Obligors and all such other Persons whether now existing or hereafter arising. None of the Liens created by the Security Documents on the Collateral upon execution and delivery of the Security Documents are susceptible to avoidance on liquidation or insolvency or any other bankruptcy proceeding. The Borrower has not received any notice of any adverse claims by any Person in respect of the ownership of or entitlement to any part of the Collateral or any other assets of the Borrower or the Consignee , and the distribution of the proceeds resulting from the enforcement of the Liens thereon will be governed by the terms of the applicable Finance

Documents. Neither the Borrower nor the Consignee has outstanding, nor are they contractually bound to create, any Lien on or with respect to, any of their respective properties, rights or revenues, except Permitted Liens.

(b) Neither the Borrower nor the Consignee has any outstanding Indebtedness other than Permitted Indebtedness.

Section 3.07 Taxes and Reports.

All tax returns and reports of the Borrower and the Consignee required by law to be filed in any jurisdiction, have been duly filed for periods ending prior to the date of this Agreement, and all Taxes due or reasonably anticipated to become due in respect of the Borrower or the Consignee, or any assets, income, or franchises of the Borrower or the Consignee have been duly paid or have been adequately provided for on their respective books, other than those presently payable without penalty or interest in relation to which adequate reserves have been made in accordance with U.S. GAAP.

Section 3.08 Defaults.

No Event of Default or Potential Event of Default has occurred and is continuing. None of the Borrower, the Consignee or any other party is in breach of any provision of any contract to which the Borrower or the Consignee is a party, which breach could have a Material Adverse Effect.

Section 3.09 Litigation.

No action, suit, other legal proceeding, arbitral proceeding or investigation is pending and no judgment or order has been issued by or before any domestic or foreign court or governmental authority or in any arbitral or other forum or is threatened, against any Obligor or any of their respective properties or rights that (i) relates to any of the transactions contemplated by this Agreement or any other Transaction Document, or (ii) has, or if adversely determined could have, a Material Adverse Effect.

Section 3.10 Compliance with Law; Corrupt Practices.

(a) The Borrower is conducting its business in compliance with all applicable laws, regulations, and authorizations of all relevant governmental authorities, non-compliance with which could have a Material Adverse Effect, and in compliance with its Charter Documents. Other than those consents, licenses, approvals, and authorizations required in the future and which the Borrower has no reason to believe will not be granted in the ordinary course on or prior to the date when required, the Borrower has duly obtained all consents, licenses, approvals, and authorizations and has effected all declarations, filings, and registrations necessary for the due execution, delivery, and performance of this Agreement and each of the other Transaction Documents to which it is or will be a party.

(b) Without limiting the effect of clause (a), the Borrower and its respective officers, directors, employees, and agents have complied with all applicable Corrupt Practices Laws in obtaining any consents, licenses, approvals, authorizations, rights, and privileges in respect of the Project and are otherwise conducting the business of the Borrower and its participation in the Project in compliance with applicable Corrupt Practices Laws. The Borrower’s internal management and accounting practices and controls are adequate to ensure compliance with applicable Corrupt Practices Laws.

(c) The Borrower has not paid and is not obligated to pay any fee or commission to any broker, finder, or intermediary for or on account of arranging the financing of the transactions contemplated by the Transaction Documents, except for the fees payable under Sections 2.02, 2.08 and 2.09.

(d) The Borrower is in compliance with the applicable requirements of (i) the Anti-Money Laundering Laws, and (ii) regulations issued by the U.S. Treasury Department’s Office of Foreign Assets Controls.

(e) None of the Borrower’s directors, members of senior management, ultimate beneficial owners of the Borrower, or principal third parties with whom the Borrower is engaged in business, is a Person included in the OFAC List.

(f) An Authorized Officer of the Borrower has read and understands the Anti-Corruption Handbook.

Section 3.11 Property Interests, Etc.

All easements, leasehold and other property interests, and all utility and other services, means of transportation, facilities, other materials and other rights that can reasonably be expected to be necessary for the execution of the Project (including, to the Borrower’s knowledge after due inquiry, the Cutting and Polishing Operations) in accordance with applicable requirements of law and the Transaction Documents (including gas, electrical, water and sewage services and facilities) have been procured or are commercially available to the Project, and, to the extent appropriate, arrangements have been made on commercially reasonable terms for such easements, interests, services, means of transportation, facilities, materials and rights. The Borrower owns or has the right to use all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, necessary for the execution of the Project (including, to the Borrower’s knowledge after due inquiry, the Cutting and Polishing Operations) and there have been no infringements or other hindrances with respect to the foregoing.

Section 3.12 Environmental, Health and Safety Matters.

The Borrower has duly complied with, and its business, operations, assets, equipment, property, leaseholds, and other facilities are materially in compliance with, the provisions of all applicable environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder, including the World Bank Guidelines. The Borrower (i) has been issued and will maintain all required permits, licenses, certificates and approvals relating to, and (ii) has received no complaint, order, directive, claim, citation or notice by any governmental authority or any Person with respect to: (A) air emissions, (B) discharges to surface water or ground water, (C) noise emissions, (D) solid or liquid waste disposal, (E) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes, or (F) other environmental, health or safety matters.

Section 3.13 Project Cost and Project Completion.

As of the date hereof, the Borrower’s good faith estimate of the total cost of the Project (including provisions for contingencies) is the equivalent of $36,000,000 based on the Financial Plan set forth in Schedule 1.03.

Section 3.14 Disclosure.

(a) All documents, reports or other written information (including the Application, this Agreement, and the other Transaction Documents) pertaining to the Borrower or the Project (including, to the Borrower’s knowledge after due inquiry, the Cutting and Polishing Operations) that have been furnished by or on behalf of the Borrower to OPIC are true and correct and do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained herein or therein not materially misleading. There is no fact known to the Borrower, after investigation and inquiry, including pending or threatened litigation or arbitration, that has not been disclosed to OPIC in writing, the existence of which could have a Material Adverse Effect. No condition has arisen since the date of the Application that has or could have a Material Adverse Effect.

(b) Except for events occurring after the date of this Agreement and disclosed in writing to OPIC, no force majeure event or similar event as the same may be defined in any Project Document relating to the performance by the Borrower or, to the knowledge of the Borrower, any other Person party to a Project Document has occurred and is continuing under any Project Document.

Section 3.15 Suspension and Debarment.

No event has occurred and no condition exists that is likely to result in the debarment or suspension of the Borrower from contracting with the government of the United States of America or any agency or instrumentality thereof, and the Borrower is not now and has not been subject to any such debarment or suspension.

Section 3.16 ERISA and Employees.

Neither the Borrower nor the Consignee sponsors, maintains, administers, contributes to, participates in, or has any obligation to contribute to or any liability under any Employee Benefit Plan, and it never has sponsored, maintained, administered, contributed to, participated in, or had any obligation to contribute to or any liability under any Employee Benefit Plan.

Section 3.17 Other Liabilities.

(a) Neither the Borrower nor the Consignee is a party to or is committed to enter into any contract other than the Transaction Documents.

(b) Neither the Borrower nor the Consignee has engaged in any business other than such business resulting from the implementation of the Transaction Documents to which it is a party and participating in the transactions contemplated thereby and has not traded or incurred any liabilities other than in connection with its participation in the transactions contemplated by the Transaction Documents.

(c) Except as provided in the Transaction Documents, neither the Borrower nor the Consignee is a party to any contracts or agreements with, or obliged with respect to any other commitments to, whether or not in the ordinary course of business, any Affiliate of the Borrower or the Consignee.

Section 3.18 Other Parties; Transaction Documents.

(a) To the Borrower’s knowledge after due inquiry, each of the Transaction Documents constitutes, or upon execution and delivery will constitute, the legal, valid, and binding obligation of each party thereto (other than the Borrower) enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights and general principles of equity.

(b) None of the Transaction Documents has been amended, modified, or terminated, except in accordance with this Agreement or as disclosed to OPIC and consented to in writing by OPIC.

Section 3.19 Proper Legal Form.

Each of the Loan Documents, the Security Documents, the Subordinated Loan Note and the Consignment and Guaranty Agreement is or upon execution will be, and to the knowledge of the Borrower the Project Company Undertaking Agreement is, without further action, in proper legal form for the enforcement thereof against any party thereto in the jurisdiction of incorporation or establishment of such party, in the British Virgin Islands and in New York. Any judgment for the payment of money against the Borrower obtained in the courts of the State of New York or the courts of the United States for the Southern District of New York relating to this Agreement or any other Transaction Document pursuant to which the Borrower has submitted to the jurisdiction of such courts upon following appropriate procedures in the British Virgin Islands is enforceable in the courts of the British Virgin Islands.

Section 3.20 Compliance with Laws.

The Borrower is in compliance with all applicable laws in all material respects. No notice of any violation of any laws has been issued, entered, or received by the Borrower and the Borrower does not have any knowledge after due inquiry of any action or investigation of any kind for any possible violation of any law by the Borrower, the Sponsor, the Consignee or for any material violation of any law by any other Project Participant.

Section 3.21 Investment Company Act.

Neither the Borrower nor any Affiliate is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.22 Margin Regulation.

No part of the proceeds of the Loan will be used for purchasing or carrying any margin stock within the meaning of Regulation U or X or for any purposes that violate the regulations of the Board of Governors of the Federal Reserve System.

Section 3.23 OPIC Reliance.

The Borrower acknowledges that it makes the representations and warranties in Article III with the intention of inducing OPIC to enter into this Agreement and that OPIC enters into this Agreement on the basis of, and in full reliance on, each of such representations and warranties.

ARTICLE IV.

CONDITIONS PRECEDENT TO DISBURSEMENT

Unless OPIC otherwise agrees in writing, the obligation of OPIC to make a Disbursement of the Loan is subject to the prior fulfillment, to OPIC’s satisfaction, of the following conditions precedent and to their continued fulfillment on the Closing Date:

Section 4.01 Corporate Authorization.

OPIC shall have received a certificate of an Authorized Officer of the Borrower, the Sponsor and the Consignee, dated the Closing Date, substantially in the form of Exhibit C and otherwise in form and substance satisfactory to OPIC:

(a) attaching a copy of each of the Charter Documents of such Person, as amended to date, certifying that the attached copies are true and complete and in full force and effect as of the Closing Date, together with evidence satisfactory to OPIC that such documents have been approved by the competent governmental agencies and authorities in the jurisdiction of formation of such Person;

(b) attaching a copy of the resolutions of the Board of Directors of such Person, and of all documents evidencing any other necessary corporate action (each such resolution and document satisfactory to OPIC in form and substance), authorizing it to execute, deliver and perform the this Agreement, the Notes, and each of the other Transaction Documents and any other agreement or instrument contemplated hereby or thereby to which such Person is or will be a party and to engage in the transactions contemplated hereby or thereby, and certifying that the attached copies are true and complete and in full force and effect as of the Closing Date; and

(c) certifying the names, titles and specimen signatures of the Persons who are authorized to execute and deliver on behalf of such Person this Agreement, the Notes, and each of the other Transaction Documents to which such Person is or will be a party and all other notices or instruments contemplated hereunder or thereunder.

Section 4.02 Funding Arrangements.

Suitable arrangements shall have been made for funding the Disbursement (all agreements and documents required in connection with such funding arrangements are collectively referred to herein as the “Funding Documents”) in accordance with the Funding Documents, which funding arrangements and Funding Documents shall be satisfactory to OPIC in form and substance, including satisfaction by the Borrower of all conditions precedent to the obligations of any other party to the Funding Documents and performance by the Borrower of all other obligations on its part to be performed prior to the making of the Disbursement pursuant to any Transaction Document including the issuance of Notes in connection therewith.

Section 4.03 Transaction Documents.

OPIC shall have received the following documents, each of which shall be satisfactory to OPIC in form and substance, each of which shall have been duly executed by the parties thereto and each of which shall be unconditional and in full force and effect in accordance with its terms without default:

(a) OPIC shall have received duly executed originals (or, at OPIC’s election, a true and complete copy) of each of the following agreements and documents (the “Loan Documents”):

(i)	this Agreement;
(ii)	any Notes issued in connection with the Disbursement; and
(iii)	the Subordination Agreement.

(b) OPIC shall have received duly executed originals (or, at OPIC’s election, a true and complete copy) of the following agreements and documents (the “Security Documents”), whereby the payment of all Obligations is secured by valid and enforceable first Liens on the Collateral described therein:

(i)	each Share Pledge and Retention Agreement;
(ii)	the Security and Account Agreement;
(iii)	the Sponsor Consent;
(iv)	documentation creating and perfecting in favor of OPIC a valid and enforceable first ranking Lien on all of the Borrower’s insurance proceeds; and
(v)

all such other agreements, documents or actions which in the opinion of special legal counsel to OPIC, are necessary or advisable to secure the Obligations with valid and enforceable first priority Liens on the Collateral, in each jurisdiction deemed applicable by OPIC to the Project.

Each such Lien (i) to the extent it arises or attaches under the Uniform Commercial Code of any jurisdiction in the United States, shall be perfected and (ii) in all other cases, shall be effective and enforceable against the Borrower and all third parties (including any holder of a subsequently established Lien, any holder of a fixed or floating charge, and any other transferee for or not for value, in bulk, by operation of law, for the benefit of creditors, or otherwise but excluding holders of Permitted Liens). Each of the Security Documents shall be in full force and effect and shall have been duly filed and registered or recorded in every jurisdiction in which such filing and registration or recording is necessary to make valid and effective the Liens intended to be created or perfected thereby, and the rights of OPIC thereunder, and OPIC shall have received evidence satisfactory to it that such filing and registration or recording has been made.

(c) OPIC shall have received copies of the final execution version of each of the following agreements, each of which shall be satisfactory to OPIC in form and substance, shall have been duly executed by the parties thereto and shall have been certified by an Authorized Officer of the Borrower as being true and complete and in full force and effect in accordance with its terms and without default (the “Project Documents”):

(i)	the Subordinated Loan Note;
(ii)	the Consignment and Guaranty Agreement;
(iii)	the Supply Agreement;
(iv)	the Project Company Undertaking Agreement;
(v)	the Cooperation Agreement;
(vi)	an updated Sponsor Disclosure Report from the Sponsor; and
(vii)	each other contract, agreement, document or other instrument relating to the Project entered into between the Borrower and any other Project Participant.

(d) OPIC shall be satisfied based on its review of the Project Documents with the rights available to monitor compliance with the Project Company Undertaking Agreement and remedies available upon any breach thereof.

(e) OPIC shall have received duly executed originals (or, at OPIC’s election, a true and complete copy) of each of the Funding Documents.

The Loan Documents, the Security Documents, the Project Documents, and the Funding Documents, together with any other agreements or instruments pursuant to which the Loan or any portion thereof is made to the Borrower, are collectively referred to herein as the “Transaction Documents.” Any other agreement or document identified by OPIC in a written notice to the Borrower after the date hereof as a “Transaction Document” shall also be considered a Transaction Document.

Section 4.04 Sponsor Investment.

OPIC shall have received satisfactory evidence, which evidence shall include certificates of the Borrower’s independent accountants and certified copies of relevant stock certificates, that each of the Borrower and the Consignee has been fully capitalized in accordance with applicable laws, that the Shareholders identified in the Borrower Share Pledge and Retention Agreement together hold legal and beneficial title to one hundred percent (100%) of the capital stock of the Borrower, that any transfer of any shares or other equity interest to any Shareholder other than the Shareholders identified in the Borrower Share Pledge and Retention Agreement shall have occurred in accordance with the Borrower Share Pledge and Retention Agreement, and that the Borrower holds legal and beneficial title to one hundred percent (100%) of the capital stock of the Consignee.

Section 4.05 Government Approvals.

OPIC shall have received copies, certified by an Authorized Officer of the Borrower as true and complete and in full force and effect, of any registration, declaration, filing or governmental consent, license, approval, authorization or permit necessary or advisable in the determination of OPIC for (i) the approval of the Project by the Government of Namibia for purposes of OPIC’s guaranty under the Funding Documents, (ii) if required, the registration of the Loan with the central bank of any government having jurisdiction with respect thereto and the receipt of all foreign exchange consents necessary for the payment of all amounts due under this Agreement, (iii) this Agreement, the Loan, the Note(s), and the other Transaction Documents, and the payment of all amounts due or to become due with respect thereto free and clear of any Taxes, and (iv) the due execution, delivery, validity, and enforceability of, and the performance by each Project Participant of each Transaction Document to which it is or will be a party together with a list of all such registrations and governmental consents.

Section 4.06 Insurance.

OPIC shall have received a copy of the insurance policy or policies required by Section 6.05, showing the Borrower’s endorsement as loss payee as its interests may appear (except with respect to any third party liability policies), together with evidence that such policy or policies is in full force and effect without default.

Section 4.07 Appointment of Agent.

OPIC shall have received evidence that: (i) the agent for service of process referred to in Section 8.03 has been duly appointed and holds such appointment without reservation until six months after the Loan Maturity Date, together with evidence of the prepayment in full of the fees of such agent, and (ii) the agents for service of process referred to in the Security and Account Agreement, each Share Pledge and Retention Agreement, the Consignment and Guaranty Agreement and each of the Funding Documents have each been duly appointed and each holds such appointment without reservation until six months after the Loan Maturity Date, together with evidence of the prepayment in full of the fees of such agent.

Section 4.08 Legal Opinions.

OPIC shall have received written opinions, dated not more than three (3) Business Days prior to such Closing Date, in form and substance satisfactory to OPIC: of (i) Allen & Overy LLP, its special legal counsel in New York, (ii) special legal counsel in the British Virgin Islands acceptable to OPIC, (iii) Hills Stern & Morley LLP, the Borrower’s and Sponsor’s special legal counsel in the United States, and (iv) counsel qualified in such other jurisdictions relevant to the Project as OPIC may require.

Section 4.09 Independent Accountants.

The Borrower shall irrevocably authorize, in the form of Schedule 4.09, its independent accountants (whose fees and expenses shall be for the account of the Borrower) to communicate directly with OPIC at any time regarding the Borrower’s accounts and operations, and OPIC shall have received a copy of such authorization.

Section 4.10 Financial Statements.

OPIC shall have received (i) a copy of the Borrower’s opening Financial Statements certified by the chief financial officer (or other officer) of the Borrower as complete and correct, fairly presenting the financial condition of the Borrower as at the date thereof, (ii) copies of the two most recent audited Financial Statements in respect of the two most recent fiscal years of the Sponsor required to be delivered pursuant to the Share Pledge and Retention Agreement, together with the certificates and information required to be delivered by the Sponsor thereunder (assuming the Share Pledge and Retention Agreement had been in effect at the end of each such fiscal year), (iii) copies of the most recent unaudited Financial Statements in respect of the most recent Fiscal Semester of the Sponsor required to be delivered pursuant to the Share Pledge and Retention Agreement, together with the certificates and information required to be delivered by such Persons thereunder (assuming the Share Pledge and Retention Agreement had been in effect at the end of each such fiscal quarter), and (iv) a certificate of an Authorized Officer of each of the Borrower and the Sponsor stating that no material adverse change in the consolidated assets, liabilities, operations or financial condition of such Person has occurred since the date of such financial statements or other financial information delivered by it pursuant to clause (i), (ii) or (iv) above.

Section 4.11 OFAC Compliance.

The Borrower shall have furnished OPIC evidence of compliance with the provisions set forth in 3.10(e) in the form of a list of the Borrower’s directors, members of senior management, ultimate beneficial owners of the Borrower, and principal third parties with whom the Borrower is engaged in business and a certification by an Authorized Officer of the Borrower that no such Person is included in the OFAC List.

Section 4.12 Collateral Accounts.

OPIC shall have received satisfactory evidence that the Collateral Agent has established the Collateral Accounts as provided in the Security and Account Agreement.

Section 4.13 Financial Model.

OPIC shall have received an update of the Financial Model in form and substance satisfactory to it.

ARTICLE V.

CONDITIONS PRECEDENT TO THE CLOSING DATE AND EACH TRANSFER FROM DISBURSEMENT ACCOUNT

Unless OPIC otherwise agrees in writing and save as otherwise provided herein, it shall be a condition precedent to the Disbursement and to the Borrower’s right to each Transfer from the Disbursement Account that each of the following conditions be satisfied on the Closing Date or any requested Transfer Date, as the case may be:

Section 5.01 Representations and Defaults.

(a) The representations and warranties set forth in Article III shall be true and correct in all material respects on such date, except that any representation or warranty that relates expressly to an earlier date shall be deemed made only as of such earlier date, and on such date no Event of Default or Potential Event of Default shall have occurred and be continuing.

(b) All representations and warranties made by each Obligor in any Transaction Document are true and correct in all material respects on and as of such date with the same effect as if those representations and warranties had been made on and as of such date.

Section 5.02 Change in Circumstances.

On such date, no circumstance shall exist, and no change of law or regulation of any governmental authority shall have occurred, that could have a Material Adverse Effect.

Section 5.03 Disbursement of Subordinated Loan on a Transfer Date.

With respect to each Transfer, OPIC shall have received written confirmation from the Collateral Agent that the Subordinated Loan shall have been disbursed in an amount such that after giving effect to such Transfer the Loan to Subordinated Loan Ratio does not exceed the ratio set out in Section 6.11.

Section 5.04 Certification.

The Borrower shall have furnished OPIC with a Disbursement/Transfer Certificate of an Authorized Officer of the Borrower dated the date of the Disbursement or a Transfer Date, as the case may be, substantially in the form of Exhibit D and otherwise in form and substance satisfactory to OPIC: (i) certifying the satisfaction of the conditions set forth in Sections 5.01 and 5.02, (ii) setting forth, in the case of any Transfer, the Project costs to which such Transfer will be applied and certifying that the proceeds of such Transfer will be applied in accordance with the Financial Plan and (except to the extent applied to Eligible Costs) will be applied solely to the purchase of rough diamonds against delivery of such diamonds and, to the extent applicable, a corresponding Kimberley Process Certificate in accordance with the terms and conditions of the Supply Agreement and the Security and Account Agreement, (iii) certifying, in the case of any Transfer, that such Transfer, consisting of Loan proceeds and proceeds of the Subordinated Loan (pro rata in accordance with the Loan to Subordinated Loan Ratio) will be applied to the payment of such Project costs, and (iv) setting forth, in the case of any Transfer, the Project costs to which any prior Transfers have been applied, together with evidence satisfactory to OPIC that all such proceeds have been applied to the payment of Project costs or Eligible Costs, as applicable.

Section 5.05 Financial Information.

Not less than ten (10) Business Days before the date of the Disbursement or a Transfer Date, as the case may be, OPIC shall have received any Financial Statements, reports, and other information that the Borrower, pursuant to Section 6.07, would otherwise be required to furnish to OPIC on or before such date.

Section 5.06 Payment or Reimbursement of Expenses.

All fees and other amounts due to OPIC with respect to the making of the Loan, and all other amounts payable or reimbursable by the Borrower in connection with the making of the Loan, shall have been paid (except to the extent any fees may be withheld from the proceeds of the Disbursement in accordance with Sections 2.02 and 2.08), including, (i) the Commitment Fee, (ii) the Facility Fee, (iii) the Maintenance Fee, (iv) any Taxes payable pursuant to Section 2.10, and (v) any amounts payable pursuant to Section 2.11(a), including the fees and expenses of OPIC’s legal counsel and business consultants and the costs of registration and recordation of any of the Transaction Documents.

ARTICLE VI.

AFFIRMATIVE COVENANTS

Unless OPIC otherwise agrees in writing, so long as the Commitment shall remain outstanding and until all amounts due and to become due hereunder and under the Notes shall have been paid in full, the Borrower covenants and agrees as follows:

Section 6.01 Project Execution.

The Borrower shall (a) execute the Project promptly and diligently and (to the extent applicable to its activities under the Transaction Documents) in accordance with Prudent Industry Practices and (b) transfer the proceeds of the Loan and the Subordinated Loan to be applied exclusively to the purchase of rough diamonds in accordance with the terms and conditions of the Supply Agreement (except to the extent applied to (i) Eligible Costs, (ii) the payment of interest due on the first Payment Date pursuant to Section 2.04(a), or (iii) other expenses of the Borrower which shall not exceed $10,000 per month).

Section 6.02 Borrower Operations.

(a) The Borrower shall duly and punctually perform its obligations under this Agreement, the Notes, and each of the other Transaction Documents to which it is a party. The Borrower shall conduct its operations on the basis of customary commercial practice and arm’s-length arrangements, with due diligence and efficiency and under the supervision of qualified and experienced management. The Borrower shall repair, replace, and protect each of its assets so that its business can be conducted properly at all times.

(b) The Borrower shall (i) maintain and preserve its existence as a company limited by shares under the laws of the British Virgin Islands and all rights, privileges and franchises necessary in the normal conduct of its business and necessary to perform all of its obligations and exercise all rights, discretion, and remedies available to it under or in connection with all Transaction Documents with due diligence in accordance with Prudent Industry Practices (ii) cause the Consignee to maintain and preserve its existence as a company limited by shares under the laws of the Kingdom of Belgium; and (iii) maintain (and cause the Consignee to maintain) its existence as a single-purpose company engaged only in activities related to the execution of the Project.

(c) The Borrower shall at all times (i) continue to directly own not less than one hundred percent (100%) of each class of stock in the Consignee carrying the right to vote and of all other equity interests issued by the Consignee and (ii) directly retain Control of the Consignee.

Section 6.03 Maintenance of Rights, Compliance with Laws, and Internal Controls.

The Borrower shall (i) acquire, maintain, and renew all rights, contracts, powers, privileges, leases, lands, sanctions, licenses, trademarks, patents, and franchises necessary for the conduct of its business and the performance of its obligations hereunder and under the other Transaction Documents,

(ii) conduct its business in compliance with all applicable laws and directives of governmental authorities having force of law, including applicable Anti-Money Laundering Laws, applicable environmental standards and Corrupt Practices Laws, and (iii) duly pay before they become overdue all Taxes except amounts being contested in good faith by appropriate proceedings diligently pursued for which adequate cash reserves shall have been established. The Borrower further covenants that should OPIC notify the Borrower of its concerns that there has been a violation of the provisions of clause (ii) above or of Section 3.10(b), the Borrower shall cooperate in good faith with OPIC and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from OPIC, and shall furnish documentary support for such response upon OPIC’s request.

Section 6.04 Government Approvals.

The Borrower shall (and shall cause the Consignee to) obtain, and shall at all times maintain in full force and effect, all material registrations, declarations, filings, and governmental consents, licenses, approvals, authorizations, and permits (including, but not limited to, those listed in Schedule 4.05) necessary for the performance by the Borrower of this Agreement, the Notes, and each of the other Transaction Documents to which it is or will be a party.

Section 6.05 Insurance.

(a) Insurance. The Borrower shall maintain or cause to be maintained in effect all-risks Jewelers Block insurance with respect to the rough diamonds purchased for the Project, in such form (including the form of the loss payable clauses) and with such insurers as shall be selected by or for the Borrower and approved by OPIC (such approval not to be withheld unreasonably), such insurance to be in an amount covering one hundred percent (100%) of the replacement cost of such diamonds (regardless of whether such diamonds are in the possession of the Project Company, the Borrower or the Sponsor), provided that such insurance shall be on a “no co-insurance/agreed-amount” basis.

All insurance policies required hereby shall name the Borrower as loss payee as its interests may appear and shall provide that any applicable payment thereunder shall be made to the Borrower as sole loss payee for deposit into the Collateral Account. Upon receipt by the Borrower of any such proceeds, it shall immediately notify OPIC thereof.

(b) Evidence of Insurance. On or before the date of the Disbursement hereunder and thereafter at least 10 days before the renewal of any insurance policy, until all obligations of the Borrower under the Loan Documents shall have been indefeasibly and irrevocably paid in full, the Borrower shall furnish to OPIC (i) certificates of insurance or binder, in a form acceptable to OPIC, evidencing all of the insurance required by the provisions of this Section 6.05 with such certificates/binders identifying insurers, types of insurance, insurance limits, deductibles, policy term and the special provision for such insurance required by this Section 6.05, and (ii) a certificate signed by an Authorized Officer of the Borrower stating that such insurance complies with the terms hereof.

(c) Premiums. The Borrower shall notify OPIC in writing promptly of any default in the payment of any premiums or any other act or omission on the part of the Borrower or the Project Company which might invalidate or render unenforceable, in whole or in part, any such insurance.

(d) Policy Conditions. All policies shall provide that, if such insurance is canceled, terminated, or materially changed for any reason whatsoever (other than non-payment of premium), the insurers will promptly notify the Borrower and any such cancellation, termination or change shall not be effective for sixty (60) days after receipt of such notice, and appropriate certification shall be made to the Borrower by each insurer with respect thereto.

Section 6.06 Accounting and Financial Management.

(a) The Borrower shall (i) maintain adequate management information and cost control systems, (ii) maintain a system of accounting, (iii) prepare its Financial Statements in accordance with U.S. GAAP, (iv) engage independent internationally recognized accountants satisfactory to OPIC, (v) notify OPIC of any change in such accountants and the reason therefor, and (vi) no later than thirty (30) days after any change in such accountants, issue an irrevocable authorization, in the form of Schedule 4.10, to the new accountants and provide a copy thereof to OPIC. Without limiting the foregoing, the Borrower shall maintain the systems described in clauses (i) and (ii) and related management and accounting policies in a manner adequate to ensure compliance with applicable Corrupt Practices Laws.

(b) The Borrower shall make arrangements satisfactory to OPIC for overseeing the financial operations of the Borrower and the Consignee, including its cash management, accounting and financial reporting, and for overseeing the Borrower’s relationship with its lenders and independent accountants; such arrangements may include, but shall not be limited to, employing a chief financial officer (or similar officer) to oversee the financial operations of the Borrower and the Consignee.

Section 6.07 Financial Statements and Other Information.

At its cost the Borrower shall furnish to OPIC each of the following documents:

(a) Within sixty (60) days after the end of each Fiscal Semester (including the second (2nd) Fiscal Semester) of each Fiscal Year, its unaudited Financial Statements and a comparison between (i) such Financial Statements and the projections for such Fiscal Semester furnished pursuant to Section 6.07(d) below, and (ii) actual financial ratios and the financial ratios required by Section 6.11, all certified by the chief financial officer (or similar officer) of the Borrower as fairly presenting the financial condition, results of operations, and cash flow of the Borrower for the period then ended, together with such officer’s certificate that his or her review has not disclosed the existence of an Event of Default or a Potential Event of Default, or, if any Potential Event of Default then exists, specifying the nature and period of existence thereof and what action the Borrower has taken or proposes to take with respect thereto;

(b) Within one hundred twenty (120) days after the end of each Fiscal Year, its audited Financial Statements together with a certificate by the independent accountants reporting thereon describing briefly the scope of their examination (which shall include a review of the relevant terms of this Agreement) and certifying whether their examination has disclosed the existence of an Event of Default or a Potential Event of Default, and if so, specifying the nature and period of existence thereof;

(c) Within one hundred twenty (120) days after the end of each Fiscal Year, a report certified by an Authorized Officer setting forth in reasonable detail all transactions between the Borrower, the Project Company, the Sponsor, the Consignee and other Project Participants (including all diamond purchase and sale transactions between the Borrower and other Project Participants and the date and price at which such transactions occurred);

(d) Not later than forty-five (45) days prior to the beginning of each Fiscal Year, an annual operating forecast for the Borrower, including its projected semi-annual financial statements for such Fiscal Year, together with a statement of the assumptions on which such forecast is based;

(e) Within ninety (90) days after the end of each Fiscal Year, the Self-Monitoring Questionnaire, certified by an Authorized Officer as true and complete;

(f) Copies of all management letters and other annual or interim audit reports submitted to the Borrower by its independent accountants and such other information and data with respect to the Borrower, its assets, operations and the Project (including supporting information as to compliance with this Agreement) as OPIC may reasonably request from time to time; and

(g) On or before each Monthly Date, a copy of the Calculation Certificate (as defined in the Consignment and Guaranty Agreement) delivered to the Borrower by the Consignee pursuant to Section 2.03(c)(iii) of the Consignment and Guaranty Agreement.

Section 6.08 Access to Records; Inspection; Meetings; Asset Management.

(a) The Borrower shall, upon request of OPIC, give, or cause to be given, to any representatives, agents, or contractors of OPIC, including any Asset Manager pursuant to clause (b) below, access during normal business hours to, and permit them to: (i) examine, copy and make extracts from, any and all records and documents in the possession or subject to the control of the Borrower relating to its operations and financial affairs, including financial statements (ii) communicate with employees, agents and/or contractors of the Borrower who have or may have knowledge of matters with respect to which OPIC seeks information, and (iii) inspect any of its facilities or properties. If OPIC so requests, the Borrower shall give OPIC not less than fifteen (15) days’ notice of, and shall permit an Authorized Officer or agent of OPIC to attend and/or to receive the minutes of, each meeting of its shareholders and of its directors.

(b) The Borrower shall cooperate in good faith with OPIC in the event that OPIC chooses, at its own expense, to exercise its right to assign or otherwise transfer the duties associated with the monitoring, management and administration of the Loan (“Asset Management”) to a third party which shall act as an agent of OPIC (the “Asset Manager”) in addressing such matters as any Asset Manager may require, including providing such information and documents relating to the Borrower and the Liens secured pursuant to the Security Documents as OPIC may reasonably request in connection with such Asset Management.

(c) The Borrower shall at all times permit the Asset Manager to benefit from all of the rights of OPIC hereunder, and any provision hereof that requires that any notice, report, statement, financial ratio or financial requirement be acceptable to OPIC shall be deemed to mean that such notice, report, statement, financial ratio, or financial requirement be acceptable to such Asset Manager; any provision hereof that requires or permits a determination or the application of OPIC’s discretion shall be deemed to require or permit a determination or the application of the discretion of such Asset Manager; and any indemnity or agreement to pay any fee or reimburse any expense of OPIC shall be deemed to be an indemnity or agreement to pay any fee or reimburse the expenses of such Asset Manager, in each case as if such Asset Manager had been included in such provision.

Section 6.09 Notice of Default and Other Matters.

The Borrower shall immediately, notify OPIC of (i) the occurrence of each Event of Default and of each known Potential Event of Default and any steps the Borrower is taking to remedy such situation, (ii) any actions, suits, other legal proceedings or arbitral proceedings against the Borrower that involve claims aggregating more than the equivalent of $100,000 or might otherwise have a Material Adverse Effect, and (iii) the occurrence of any other condition or event (including government action) that could have a Material Adverse Effect and any steps the Borrower is taking to remedy such situation.

Section 6.10 Security Documents.

The Borrower at its cost shall take all actions necessary to maintain each of the Security Documents in full force and effect and enforceable in accordance with its terms and to preserve, protect, and perfect the Liens of the Security Documents on the Collateral, including (i) making filings and recordations, (ii) executing and delivering statements, instruments, powers of attorney and other documents, (iii) paying fees and other charges, (iv) issuing supplemental documentation and continuation statements, (v) discharging Liens adversely affecting the rights of OPIC in the Collateral, (vi) publishing or delivering notice to third parties, (vii) depositing title documents, and (viii) taking actions necessary to ensure that all after-acquired property of the Borrower with respect to any part of the Collateral or proceeds thereof is subject to a valid and enforceable first-ranking Lien in favor of OPIC (all as may be necessary or desirable in the determination of OPIC for such purpose).

For the avoidance of doubt, in the event any government authority issues or adopts new laws, decrees, resolutions, orders, procedures, or rules relating to the creation, preservation, registration, perfection, protection, or enforcement of security interests in assets of the same character as those covered by the Loan Documents and Security Documents, or issues any clarifications of existing laws, decrees, resolutions, orders, procedures, or rules relating to the same, the Borrower shall (at its own expense) execute and deliver all such additional amendments, assignments, certificates, instruments, notifications, or other documents and give further assurances and do all other acts and things as OPIC shall reasonably request or as may be provided for in such new laws, decrees, resolutions, orders, procedures or rules or any clarifications of the same, to create, preserve, register, perfect, protect or enforce the security interest provided for in the Loan Documents and Security Documents. All actions to be performed by the Borrower shall be taken by the Borrower within ninety (90) days after the issuance and applicability of such laws, decrees, resolutions, orders, procedures, or rules or any clarifications of the same to OPIC’s security interest as provided in the preceding sentence (whether by receipt of notice from OPIC or otherwise).

Section 6.11 Financial Ratios.

The Borrower shall maintain the following financial ratios: (i) commencing with the second Fiscal Semester beginning not less than twelve (12) months after the date of the Disbursement, a Debt Service Coverage Ratio for the immediately preceding two Fiscal Semesters taken as a single accounting period of not less than 1.25:1.00, (ii) commencing with the first Fiscal Semester beginning not less than twelve (12) months after the date of the Disbursement, and measured as of the end of such Fiscal Semester and each Fiscal Semester thereafter a Loan Cover Ratio of not less than 1.25:1.00, and (iii) a Loan to Subordinated Loan Ratio at all times of not greater than 70:30. The Borrower shall, as provided in Section 6.07(a) deliver to OPIC not later than sixty (60) days after the end of each Fiscal Semester of the Borrower, a certificate executed by the chief financial officer (or similar officer) of the Borrower setting forth in reasonable detail all information necessary to calculate and determine the financial ratios in this Section 6.11 and certifying that the Borrower is in compliance with the covenant levels contained in clauses (i), (ii) and (iii) of the preceding sentence. For purposes of this Section 6.11, the ratios and amounts referred to shall be calculated on the basis of information set forth in the Financial Statements.

Section 6.12 Environmental Compliance.

The Borrower shall, and shall cause the Project Company to, comply with, and shall conduct its business, operations, assets, equipment, property, leaseholds, and other facilities in compliance with, the World Bank Guidelines, and with respect to Project activities in Namibia the provisions of all applicable environmental, health and safety laws, codes and ordinances of Namibia, and all rules and regulations promulgated thereunder. The Borrower shall, and shall cause the Project Company to, maintain all required permits, licenses, certificates and approvals relating to: (i) air emissions, (ii) discharges to surface water or ground water, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes, or (vi) other environmental, health or safety matters. The Borrower shall, and shall cause the Project Company to, notify OPIC immediately, and in no event later than 48 hours after the Borrower or the Project Company should have become aware through the exercise of reasonable due diligence and care, of any accident at the Project site that results in the loss of life or that has, or that could reasonably be foreseen to have a material adverse impact on the environment. The Borrower shall submit to OPIC within 30 days after the occurrence of such event a summary report thereof.

Section 6.13 Management of Revenue Account.

The Borrower shall (a) ensure (through its exercise of rights set forth in the Consignment and Guaranty Agreement) that during the period from each date falling five (5) Business Days prior to each Payment Date up to and including such Payment Date the amount on deposit in the Revenue Account shall be sufficient to pay all amounts due and owing in respect of the Obligations on such Payment Date (as evidenced by an account statement delivered electronically to OPIC on the first day of each such period), (b) cause to be deposited into the Revenue Account all proceeds from the sale of any diamonds (except to the extent otherwise provided in the Consignment and Guaranty Agreement) and (c) without limiting clause (a) above, ensure that no payments are made from the Revenue Account other than (i) for Debt Service or other Obligations, (ii) to purchase rough diamonds in accordance with the Supply Agreement, (iii) pursuant to Section 7.04 or 7.05, (iv) to pay Taxes and other expenses (not to exceed $10,000 per month), or (v) as otherwise expressly permitted under the Security and Account Agreement.

Section 6.14 Kimberley Process Certificates.

The Borrower shall ensure that each shipment of rough diamonds sold to the Borrower shall be delivered to the Project Company in custody and safekeeping for the Borrower and each such imported shipment shall be accompanied by a duly executed Kimberley Process Certificate (and that the Project Company Undertaking Agreement at all times contains an identical covenant of the Project Company).

Section 6.15 Ownership of Diamonds.

The Borrower shall ensure that each shipment of rough diamonds sold to the Borrower shall be delivered to the Project Company in custody and safekeeping for the Borrower and shall, at the request of

OPIC from time to time, provide evidence satisfactory to OPIC demonstrating the Borrower’s legal and beneficial ownership of any diamonds purchased by it (whether then held in custody and safekeeping for it by the Project Company or otherwise).

Section 6.16 Anti-Corruption Handbook.

The Borrower shall provide a copy of the Anti-Corruption Handbook to (i) all officers of the Borrower directly involved in the management of the Project and (ii) all shareholders with ten percent (10%) or more of ownership in the Borrower directly involved in the management of the Project.

ARTICLE VII.

NEGATIVE COVENANTS

Unless OPIC otherwise agrees in writing, so long as the Commitment shall remain outstanding and until all amounts due and to become due hereunder and under the Notes shall have been paid in full, the Borrower covenants and agrees as follows:

Section 7.01 Liens.

The Borrower shall not (and shall not permit the Consignee to) create, assume or otherwise permit to exist any Lien on any of its properties or assets, whether now owned or hereafter acquired, or in any proceeds or income therefrom, except for the following (each of which is a “Permitted Lien”):

(a) the Liens created under the Security Documents or pursuant to any of the other Transaction Documents;

(b) Liens for Taxes or other Liens imposed by law, such as mechanics’, materialmen’s, landlords’, warehousemen’s, and carriers’ Liens, and other similar Liens (“Statutory Liens”), securing obligations incurred in the ordinary course of business that are not yet overdue or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

(c) Liens under workers’ compensation, unemployment insurance, or similar legislation; and

(d) judgment and other similar Liens arising in connection with court proceedings, provided that (i) the execution or other enforcement of such Liens is effectively stayed, appropriate reserves have been established for the claims secured thereby, and such claims secured thereby are being actively contested in good faith and by appropriate proceedings and (ii) such judgment or proceedings do not constitute or give rise to an Event of Default or Potential Event of Default.

Section 7.02 Indebtedness.

The Borrower shall not (and shall not permit the Consignee to) incur, assume, guarantee, or permit to exist or otherwise become liable for Indebtedness other than the following (each of which is a “Permitted Indebtedness”):

(a) the Loan;

(b) the Subordinated Loan which shall be subordinated to the Loan pursuant to the terms of the Subordination Agreement;

(c) obligations to the Sponsor referred to in Section 7.05(b); and

(d) accounts receivable from the Consignee referred to in clause (b) of the definition of Loan Cover Ratio.

Section 7.03 No Alteration of Agreements.

The Borrower shall not (and shall not permit the Consignee to) terminate, amend, or grant any waiver of, or assign or transfer or consent to the assignment or transfer of any of the respective duties or obligations under, any of its Charter Documents or any provision of any of the Transaction Documents to which it is a party (other than amendments or waivers, either to correct manifest error or which are of a formal, minor, or technical nature and do not change materially any Person’s rights or obligations, provided that the Borrower promptly gives OPIC notice of such amendment or waiver), or consent to any change in any party to any Transaction Document.

Section 7.04 Distributions and Share Redemptions.

The Borrower shall not (and shall not permit the Consignee to) (a) declare or pay any dividends or make any other distributions on any shares of any class of its capital stock (other than dividends payable solely in shares of its capital stock), or purchase, acquire, redeem or retire (directly or indirectly through any subsidiary of the Borrower) any of such shares or (b) make any payment in respect of the Subordinated Loan in either case until all amounts due or to become due hereunder or under the Notes shall have been paid in full; provided, however, that after the Repayment Commencement Date shall have occurred, the Borrower may make scheduled payments of principal and interest in respect of the Subordinated Loan and may declare or pay dividends or make any other distributions on any shares of its capital stock or purchase, acquire, redeem, or retire any such shares, but only if such payments or distributions are made in accordance with the Security and Account Agreement and if, after giving effect to each such payment: (i) no Event of Default or Potential Event of Default shall have occurred and be continuing; and (ii) the Borrower shall be in compliance with the financial ratios set forth in Section 6.11.

Section 7.05 Conduct of Business with Affiliates.

(a) The Borrower shall not conduct any business or enter into any business transaction with the Shareholders, the Sponsor, the Project Company or any Affiliate thereof, unless such transaction is (i) pursuant to a Transaction Document, or (ii) otherwise approved in writing by OPIC; and in each case is on an arm’s length basis and subject to the reporting requirement set forth in Section 6.07(c).

(b) Except for amounts permitted under Section 7.04, the Borrower shall not (and shall not permit the Consignee to) pay, or incur or assume any obligation to pay, any amount to the Shareholders, the Sponsor, the Project Company or any Affiliate thereof, including salaries, bonuses, commissions, management fees, consulting fees, technical assistance fees and debt service; provided, however, that the Borrower may make such payments to the Consignee and the Sponsor subject to and in accordance with the Consignment and Guaranty Agreement and the Security and Account Agreement if, after giving effect to each such payment: (i) no Event of Default or Potential Event of Default shall have occurred and be continuing; and (ii) the Borrower shall be in compliance with the financial ratios set forth in Section 6.11.

Section 7.06 Sale of Assets; Mergers.

The Borrower shall not:

(a) sell, assign, convey, lease or otherwise dispose of all or a substantial part of its assets or properties, whether now owned or hereafter acquired (other than sales of diamonds in the ordinary course of business);

(b) dissolve, liquidate, or otherwise cease to do business;

(c) create any subsidiaries;

(d) acquire by purchase or otherwise any of the shares of capital stock or assets of another Person; or

(e) merge or consolidate with any Person or re-organize or spin off assets in any manner.

Section 7.07 Lease Obligations.

The Borrower shall not enter into any agreement or arrangement to acquire by lease the use of any property or equipment of any kind.

Section 7.08 Hedging Arrangements.

The Borrower shall not enter into any Hedging Arrangement.

Section 7.09 Ordinary Conduct of Business.

The Borrower shall not:

(a) engage in any business other than those related to the Project;

(b) materially change the nature or scope of the Project;

(c) change its Charter Documents in a manner that would be inconsistent with the provisions of any of the Transaction Documents;

(d) change its name or take any other action that might adversely affect the Liens created by the Security Documents;

(e) enter into any partnership, profit-sharing, or royalty agreement or other similar arrangement whereby the Borrower’s income or profits are, or might be, shared with any other Person;

(f) purchase any equity securities of, make or permit to exist any loans or advances to, invest or acquire any interest whatsoever in, or assume, guarantee, endorse, or otherwise become directly or contingently liable for any obligation or Indebtedness of, any Person, except as expressly permitted pursuant to the Transaction Documents;

(g) issue or undertake to issue any ownership interest, quota, capital stock (including preferred stock), securities, or rights or interests except in accordance with the Charter Documents in connection with a capital increase, provided that any quotas or shares issued as a result of such capital increase become subject to a pledge in favor of OPIC in form and substance satisfactory to OPIC and are issued to a Person approved in writing by OPIC; or

(h) change its Fiscal Year.

Section 7.10 Worker Rights.

The Borrower (and its officers, agents and representatives) shall (i) not take any action to prevent its employees from lawfully exercising their right of association and their right to organize and bargain collectively, (ii) observe applicable laws relating to a minimum age for employment of children, acceptable conditions of work with respect to minimum wages, hours of work and occupational health and safety, (iii) not use forced labor, (iv) not take any action on the basis of the right of association or on the basis of organization and collective bargaining activities or membership that may result in the termination, suspension, demotion or transfer of any employee by it, (v) not require any employee to work more than 45 standard hours of work per week (not including overtime work) and to guarantee employees a weekly 36-hour rest period, and (vi) pay at least the official minimum wage, if established by the appropriate governmental authorities during the term of the Project (the “Worker Rights Requirements”). The Borrower shall require each of its Project contractors to comply with the Worker Rights Requirements with respect to employees of such Project contractors, and of employees of their respective subcontractors, performing work under contracts between the Borrower and the Project contractor (“Project Contracts”) in Namibia. In the event information concerning non-compliance or potential non-compliance with the Worker Rights Requirements with respect to employees under any Project Contract comes to the attention of a responsible officer of the Borrower, the Borrower shall give prompt notice thereof to OPIC. The Borrower shall: (i) at all times (including after the expiry of the ninety-day period referred to in (ii)) use all reasonable efforts, including remediation, to cure or to cause the relevant Project contractor to cure such non-compliance, and (ii) terminate such Project contractor’s Project Contract unless such non-compliance is cured within ninety (90) days after such notice. Notwithstanding the foregoing, neither the Borrower nor any of its Project contractors shall be responsible for non-compliance with the Worker Rights Requirements resulting from actions of the government of Namibia.

Section 7.11 ERISA and Employees.

Neither the Borrower nor any ERISA Affiliate shall sponsor, maintain, administer, contribute to, participate in or have any obligation to contribute to any Employee Benefit Plan.

Section 7.12 OFAC Compliance.

The Borrower shall ensure that none of the Borrower’s directors, members of senior management, ultimate beneficial owners of the Borrower, or principal third parties with whom the Borrower is engaged in business, shall be a Person included in the OFAC List.

Section 7.13 Bank Accounts.

The Borrower will not open or maintain any bank accounts or security accounts (as such term is defined in Section 8-501 of the UCC) other than the Collateral Accounts.

Section 7.14 No Other Powers of Attorney.

The Borrower will not execute or deliver any powers of attorney (other than powers of attorney for signatories of documents permitted by the Transaction Documents and limited purpose powers of attorney necessary in the ordinary course of its business), fiduciary transfer agreements or similar documents, instruments or agreements, except to the extent such documents, instruments or agreements comprise part of the Security Documents, are permitted by the Transaction Documents or relate to the performance of ministerial tasks in the ordinary course of business.

ARTICLE VIII.

DEFAULTS AND REMEDIES

Section 8.01 Events of Default.

The occurrence and continuation of any of the following events or circumstances shall constitute an “Event of Default” hereunder:

(a) The Borrower fails to pay in accordance with the terms of any Finance Document (i) any amount of principal of the Loan when the same becomes due and payable (whether at scheduled maturity, pursuant to any mandatory prepayment or otherwise), (ii) any interest on the Loan when the same becomes due and payable in accordance with the terms thereof, or (iii) any other Obligation when the same becomes due and payable in accordance with the terms thereof;

(b) The Borrower fails to pay when due any principal of or interest on any of its Indebtedness (other than the Subordinated Loan and the Loan) when due (whether at scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues beyond the grace period, if any, applicable thereto; or a default occurs under any agreement or instrument evidencing, or under which the Borrower or the Sponsor, as the case may be, has outstanding at the time, any such Indebtedness and such default continues beyond the grace period, if any, applicable thereto, if the effect of such default is to accelerate or (in the case of the Borrower) to permit the acceleration of the maturity of such Indebtedness or any such Indebtedness shall be declared to be due and payable, or required to be prepaid, prior to the stated maturity thereof as a result of a default or similar adverse event (and, in the case of the Sponsor, such Indebtedness is outstanding in an amount in excess of $30,000,000);

(c) Any representation, warranty, or certification made by or on behalf of any Obligor in this Agreement or any other Finance Document, or by any Project Participant in any Transaction Document or by any Project Participant in any notice or other certificate, document, Financial Statement or other statement delivered pursuant hereto or thereto (including any Transfer Request, Disbursement Request or Disbursement/Transfer Certificate), proves to have been incorrect or misleading in any material respect when made;

(d) The Borrower fails to comply with any covenant or provision set forth in Section 6.09, Section 6.10, Section 6.11 or Article VII, the Project Company fails to perform its obligations under the Project Company Undertaking Agreement, the Consignee or the Sponsor fail to perform when due any of their respective obligations under the Consignment and Guaranty Agreement, or the Sponsor or the Consignee fail to perform when due any of their respective obligations under the Sponsor Consent;

(e) The Borrower fails to comply with or perform any of its obligations under this Agreement other than those referred to in Sections 8.01(a), (b), (c) and (d) above, and such failure continues for thirty (30) days after the occurrence thereof;

(f) Any authorization, consent, or approval of any governmental agency or public authority necessary for the execution, delivery or performance of this Agreement, the Notes, or any of the other Transaction Documents or for the validity or enforceability of any of the Project Participants’ obligations under any of the Transaction Documents is not effected or given or is withdrawn or ceases to remain in full force and effect;

(g) This Agreement, the Notes, or any of the other Transaction Documents at any time for any reason is revoked, terminated, or ceases to be in full force and effect, or is declared to be unlawful or void or is repudiated, or the validity or enforceability hereof or thereof is at any time contested by (i) the Borrower, the Sponsor or the Project Company or (ii) any other Person and, in the case of (ii) only, any such repudiation or contest continues for a period of thirty (30) days, or, in the case of the Security Documents, ceases to give or provide the respective Liens, rights, titles, remedies, powers, or privileges intended to be created thereby;

(h) Any governmental authority condemns, nationalizes, seizes, or otherwise expropriates any substantial portion of the property, assets, or the capital stock of the Borrower or the Project Company (in addition to any portion of the Project Company directly or indirectly owned by such governmental authority as of the date hereof) or assumes custody or control of such property, assets or capital stock or takes any action for the dissolution or disestablishment of the Project Company that would prevent the Project Company or its officers from carrying on any material part of its business or operations;

(i) The Borrower or any other Project Participant fails to comply with or perform any of its material obligations or undertakings set forth in any Transaction Document (other than any such obligation or undertaking referred to in clauses (a) to (h) above) and such failure continues for thirty (30) days after the occurrence thereof;

(j) The Borrower, the Consignee or the Sponsor (or any successor in interest thereto), (i) requests a moratorium or suspension of payment of debts from any court, (ii) institutes proceedings or takes any form of corporate action to be liquidated or adjudicated bankrupt or insolvent, (iii) applies for or consents to the appointment of, a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets, (iv) files a voluntary petition in bankruptcy, admits in writing that it is unable to pay its debts as they become due, or generally fails to pay its debts as they become due, (v) makes a general assignment for the benefit of creditors, (vi) files a petition or answer seeking reorganization or arrangement with creditors or to take advantage of any bankruptcy or insolvency laws (or similar laws of any jurisdiction), or (vii) files an answer admitting the material allegations of, or consents to, or defaults in answering, a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding where such action or failure to act will result in a determination of bankruptcy or insolvency against it;

(k) Without its application, approval, or consent, a proceeding is instituted in any court of competent jurisdiction or by or before any government or governmental agency of competent jurisdiction, seeking in respect of the Borrower or the Sponsor (or any successor in interest thereto): adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of Indebtedness, the appointment of a trustee, receiver, liquidator, or the like of it or of all or any substantial part of its property or assets, or other like relief in respect of it under any bankruptcy, reorganization, or insolvency law (or similar laws of any jurisdiction); and, if such proceeding is being contested by it in good faith, the same continues undismissed for a period of 60 days;

(l) An attachment or analogous process is levied or enforced upon or issued against any of the assets of the Borrower or the Sponsor for an amount in excess of the equivalent of $1,000,000 (in the case of the Borrower) or $30,000,000 (in the case of the Sponsor) and is not discharged within thirty (30) days;

(m) Any other event occurs which under any applicable law would have an effect analogous to any of those events listed in Section 8.01(j) through Section 8.01(l);

(n) Any final judgment or judgments, decree, order or arbitral award for the payment of money in an aggregate amount in excess of $500,000 or its equivalent in another currency is rendered against the Borrower, and such judgment or judgments, decree, order, or arbitral award is not satisfied or discharged within 60 days of entry;

(o) The Sponsor at any time ceases to directly or indirectly hold fifty percent (50%) of the legal and beneficial title to the equity of the Borrower or ceases to directly or indirectly Control the Borrower, or any Shareholder at any time sells any capital stock of the Borrower, or the Borrower at any time ceases to directly hold one hundred percent (100%) of the legal and beneficial title to the equity of the Consignee, except in any such case as expressly permitted pursuant to the relevant Share Pledge and Retention Agreement;

(p) Any environmental claim shall have been asserted against the Borrower or any other party to the Transaction Documents, and such claim could have a Material Adverse Effect;

(q) Any event shall have occurred that, in the reasonable judgment of OPIC, could have a Material Adverse Effect;

(r) Any acts of war (whether declared or undeclared), revolution, insurrection, civil war, strife of a lesser degree, terrorism, or sabotage occur that cause the destruction, disappearance, or physical damage of all, or a substantial portion of, the assets of the Borrower or prevent the Borrower, the Sponsor, or the Project Company from carrying on its business or operations or any material part thereof and such event, if it does not involve all the assets or operations of the Borrower, has or in the reasonable judgment of OPIC could have a Material Adverse Effect, taking into account the Borrower’s insurance coverage;

(s) Except pursuant to the Security Documents, the Borrower or the Project Company ceases to have the right to possess or use the Project site, as applicable, or any material portion thereof for the purpose of owning, constructing, maintaining and operating the Project in the manner (and to the extent) contemplated by the Transaction Documents or shall be prevented from using any of the same, and such loss of right has or could reasonably be expected to have a Material Adverse Effect;

(t) A moratorium applicable to the export of diamonds shall be declared by the Government of Namibia or a moratorium applicable to the Loan shall be declared by any governmental authority having jurisdiction in respect of any indebtedness owed by the Borrower to OPIC; or

(u) The Borrower or the Project Company voluntarily abandons the Project.

Section 8.02 Remedies upon Event of Default.

(a) If any Event of Default (other than an Event of Default referred to in Sections 8.01(j) or (k)) has occurred and is continuing, OPIC may at any time do any one or more of the following: (i) suspend or terminate the Commitment, (ii) declare, by written demand for payment to the Borrower, any portion or all of the Loan to be due and payable, whereupon such portion of the Loan, together with interest accrued thereon and all other amounts due under this Agreement, the Notes, and the other Transaction Documents, shall immediately mature and become due and payable, without any other presentment, demand, diligence, protest, notice of acceleration, or other notice of any kind, all of which the Borrower hereby expressly waives, (iii) exercise rights and remedies under the Security Documents, (iv) set-off and apply all monies on deposit in the Collateral Accounts to the satisfaction of the Obligations, or (v) without notice of default or demand, proceed to protect and enforce its rights and remedies by appropriate proceedings, whether for damages or the specific performance of any provision of this Agreement, any Note, or any other Transaction Document, or in aid of the exercise of any power granted in this Agreement, any Note, any other Transaction Document, or by law, or may proceed to enforce the payment of any Note.

(b) Upon the occurrence of an Event of Default referred to in Sections 8.01(j) or (k), (i) the Commitment shall automatically be terminated and (ii) the Loan, together with interest accrued thereon and all other amounts due under this Agreement, the Notes, and the other Transaction Documents, shall immediately mature and become due and payable, without any other presentment, demand, diligence, protest, notice of acceleration, or other notice of any kind, all of which the Borrower hereby expressly waives.

Section 8.03 Borrower Consent to Suit.

The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement or any other Finance Document, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, the courts of the United

States of America located in the District of Columbia, the courts of any other jurisdiction where it or any of its property may be found, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) appoints (which appointment shall take effect on or prior to the date of the Disbursement) CT Corporation at its address at 111 Eighth Avenue, 13th Floor, New York, New York 10011 as its agent for service of process in relation to proceedings before any courts located in the State of New York in connection with this Agreement for the term of the Loan plus an additional six months;

(d) agrees to maintain an agent for service of process in the State of New York until the Commitment has terminated and the Loan and all other amounts payable under this Agreement have been finally, irrevocably, and indefeasibly repaid in full;

(e) agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned;

(f) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.01 or at such other address of which OPIC shall have been notified pursuant thereto;

(g) agrees that if the appointment of any person mentioned in clause (c) above ceases to be effective, the Borrower shall immediately appoint a further person in the State of New York to accept service of process on its behalf in the State of New York, and, if the Borrower does not appoint a process agent within fifteen (15) days, OPIC is entitled and authorized to appoint a process agent for the Borrower by notice to the Borrower;

(h) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;

(i) agrees that judgment against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction with or without the U.S. by suit on the judgment or otherwise as provided by law, a certified or exemplified copy of which judgment shall be conclusive evidence of the fact and amount of the Borrower’s obligation;

(j) waives any present or future objection to any such action, suit or proceeding in any such venue, and irrevocably consents and submits unconditionally to the non-exclusive jurisdiction of any such court for itself and in respect of any of its property;

(k) irrevocably waives any claim in any such court that any such action, suit, or proceeding brought therein has been brought in an inconvenient forum; and

(l) covenants and agrees not to resist enforcement of any such final judgment in any jurisdiction where OPIC commences enforcement proceedings.

Section 8.04 Judgment Currency.

This is an international loan transaction in which the specification of Dollars is of the essence, and such currency shall be the currency of account in all events. The payment obligation of the Borrower hereunder and under the Notes shall not be discharged by an amount paid in another currency, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on prompt conversion to Dollars in the United States of America under normal banking procedures does not yield the amount of Dollars then due. In the event that any payment by the Borrower, whether pursuant to a judgment or otherwise, upon conversion and transfer, does not result in the payment of such amount of Dollars at the place such amount is due, OPIC shall be entitled to demand immediate payment of, and shall have a separate cause of action against the Borrower for, the additional amount necessary to yield the amount of Dollars then due. In the event OPIC, upon the conversion of such judgment into Dollars, shall receive (as a result of currency exchange rate fluctuations) an amount greater than that to which it was entitled, the Borrower shall be entitled to immediate reimbursement of the excess amount.

Section 8.05 Immunity.

The Borrower represents and warrants that it is subject to civil and commercial law with respect to its obligations under this Agreement, the Notes, and each of the other Transaction Documents to which it is a party, that the making and performance of this Agreement, the Notes, and such other Transaction Documents and the borrowings by the Borrower pursuant hereto constitute private and commercial acts rather than governmental or public acts and that neither the Borrower nor any of its properties or revenues has any right of immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, set-off, execution of a judgment or from any other legal process with respect to its obligations under this Agreement, the Notes, and such other Transaction Documents. To the extent that the Borrower may hereafter be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement, any Note or any other Transaction Document to which it is a party, to claim for itself or its revenues or assets any such immunity, and to the extent that in any such jurisdiction there may be attributed to the Borrower such an immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity. The foregoing waiver of immunity shall have effect under the United States Foreign Sovereign Immunities Act of 1976.

ARTICLE IX.

MISCELLANEOUS

Section 9.01 Notices.

Each notice, demand, report, or other communication relating to this Agreement shall be in writing, shall be hand-delivered or sent by mail (postage prepaid), telegram or facsimile transmission (with a copy by mail to follow, receipt of which copy shall not be required to effect notice), and shall be deemed duly given when sent to the following addresses, or to such other address or number as each party shall have last specified by notice to the other parties:

To the Borrower:

NamGem Trading BVI Limited

c/o/ Lazare Kaplan International Inc.

19 W. 44th Street

New York, NY 10036

(Attn: William Moryto, Chief Financial Officer)

(Facsimile: (212) 857-7560)

To OPIC:

Overseas Private Investment Corporation

1100 New York Avenue, N.W.

Washington, D.C. 20527

United States of America

(Attn: Vice President, Small and Medium Enterprise Finance) [prior to Disbursement]

(Attn: Director, Portfolio Management) [after Disbursement]

Re: LKI-Namibia (OPIC/673-2006-061-IG)

(Facsimile: 1-202-408-9866)

(Facsimile: 1-202-408-9862) [after Disbursement]

Either party may, by written notice to the other, change the address to which such communications should be sent to it.

Section 9.02 English Language.

All documents to be furnished or communications to be given or made under this Agreement, the Notes, and each of the other Transaction Documents to which the Borrower is a party shall be in the English language or, if in another language, shall be accompanied by a translation into English certified by an Authorized Officer of the Borrower, which translation shall be the governing version between the Borrower and OPIC.

Section 9.03 Governing Law.

THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 9.04 Succession.

This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto, provided that the Borrower shall not, without the prior written consent of OPIC, assign or delegate all or any part of its interest herein or obligations hereunder.

Section 9.05 Survival of Agreements.

Each agreement, representation, warranty, and covenant contained or referred to in this Agreement shall survive any investigation at any time made by OPIC and shall survive the Disbursement of the Loan, except for changes permitted hereby, and, save as otherwise provided in Sections 2.10 and 9.11, shall terminate only when all amounts due or to become due under this Agreement and the Notes are paid in full.

Section 9.06 Integration; Amendments.

This Agreement embodies the entire understanding of the parties hereto and supersedes all prior negotiations, understandings and agreements between them with respect to the subject matter hereof. The provisions of this Agreement may be waived, supplemented or amended only by an instrument in writing signed by an Authorized Officer of the Borrower and OPIC.

Section 9.07 Severability.

If any provision of this Agreement is prohibited or held to be invalid, illegal or unenforceable in any jurisdiction, the parties hereto agree to the fullest extent permitted by law that (i) the validity, legality and enforceability of the other provisions in such jurisdiction shall not be affected or impaired thereby, and (ii) any such prohibition, invalidity, illegality or unenforceability shall not render such provision prohibited, invalid, illegal, or unenforceable in any other jurisdiction. If, and to the extent that, the obligations of any party under the Section 9.11 are unenforceable for any reason, such party agrees to make the maximum contribution to the payment and satisfaction thereof as is permissible under applicable law.

Section 9.08 No Waiver.

(a) No indulgence granted by OPIC and no failure or delay by OPIC in exercising any right, power or remedy shall operate as a waiver thereof or otherwise impair any of its rights, powers or remedies. No single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any other legal right. No waiver of any such right shall be effective unless given in writing.

(b) The rights, powers, and remedies provided for herein are cumulative and are not exclusive of any other rights, powers, or remedies provided by law. The assertion or employment of any right, power, or remedy hereunder, or otherwise, shall not prevent the concurrent assertion of any other appropriate right, power, or remedy.

Section 9.09 Waiver of Jury Trial.

THE BORROWER AND OPIC EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THEM ESTABLISHED BY THIS AGREEMENT, THE NOTES, ANY OTHER TRANSACTION DOCUMENT AND ANY OTHER

INSTRUMENT, DOCUMENT OR AGREEMENT ENTERED INTO IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.10 Waiver of Litigation Payments.

In the event that any action or lawsuit is initiated by or on behalf of OPIC in any jurisdiction against the Borrower or any other party to any Transaction Document, the Borrower, to the fullest extent permissible under applicable law, irrevocably waives its right to, and agrees not to request, plead, or claim that OPIC and its successors, transfers, and assigns (any such Person, an “OPIC Plaintiff”) post, pay, or offer, any cautio judicatum solvi bond, litigation bond, or any other bond, fee, payment, or security measure provided for by any provision of law applicable to such action or lawsuit (any such bond, fee, payment, or measure, a “Litigation Payment”), and the Borrower further waives any objection that it may now or hereafter have to an OPIC Plaintiff’s claim that such OPIC Plaintiff should be exempt or immune from posting, paying, making or offering any such Litigation Payment.

Section 9.11 Indemnity.

The Borrower shall, at all times, indemnify and hold harmless OPIC and its directors, officers, and employees (each, an “Indemnified Person”) in connection with any Loss (as defined below) and any Costs of Defense (as defined below) (the “Indemnity”). The term “Loss” shall mean any losses, claims, damages, penalties, or other costs relating to the Loan, this Agreement, the Commitment Letter, any other Transaction Document, or the Project to which an Indemnified Person may become subject. The term “Costs of Defense” shall mean costs, fees, and expenses incurred by or imposed on any Indemnified Person in defending, analyzing, settling, or resolving a Loss or Potential Loss (as defined below), and the expenses associated with the making of any affirmative claim in connection therewith. The term “Potential Loss” shall mean any event, fact, condition, or circumstance that is reasonably likely to give rise to a Loss. The Indemnity shall not apply to the extent that a court or arbitral tribunal with jurisdiction over the Loss and each Indemnified Person who has a Loss or Costs of Defense in connection therewith renders a final determination that the Loss or Costs of Defense resulted from (a) the gross negligence or willful misconduct of the Indemnified Person, or (b) OPIC’s failure to perform any act required of it relating to the Loan. The Indemnity is independent of and in addition to (i) any rights of any party hereto in connection with any Loss or Costs of Defense, and (ii) any other agreement, and shall survive the execution, modification, and amendment of this Agreement and the other Transaction Documents, the expiration, cancellation, or termination of the Commitment, the disbursement and repayment of the Loan, and the provisions of any other indemnity. Any exclusion of an obligation to pay any amount under this Section shall not affect the requirement to pay such amount under any other Section hereof or under any other agreement. OPIC and each Indemnified Person shall have the right to control its, his, or her defense, provided, however, that each Indemnified Person shall: (a) notify the Borrower in writing as soon as practicable of any Loss, Potential Loss, or Cost of Defense, and (b) keep the Borrower reasonably informed of material developments with respect thereto. In exercising the right and power to control his, her, or its actions in connection with a Loss or Potential Loss, including a decision to settle any such Loss, each Indemnified Person shall, taking into account the nature and policies of such Indemnified Person (i) consult with the Borrower, and (ii) act as such Indemnified Person would act if the Costs of Defense or settlement were to be paid by such Indemnified Person. The Borrower acknowledges and agrees that each Indemnified Person is an express, third-party beneficiary of the Borrower’s obligations under this Section 9.11.

Section 9.12 No Third Party Reliance; No Assignment.

The Borrower may not assign this Agreement or any rights hereunder to any Person or entity. This Agreement is for the sole benefit of the Borrower and OPIC, and no other Person (other than the Indemnified Persons) shall be a direct or indirect beneficiary of, be entitled to rely hereon, or have any direct or indirect cause of action or claim in connection with this Agreement or any of the Transaction Documents.

Section 9.13 Further Assurances.

From time to time, the Borrower shall execute and deliver to OPIC such additional documents as OPIC may require to carry out the purposes of this Agreement or the Transaction Documents or to preserve and protect OPIC’s rights as contemplated herein or therein.

Section 9.14 Counterparts.

This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered on its behalf by its Authorized Officer as of the date first above written.

NAMGEM TRADING BVI LIMITED
By:

Its:

OVERSEAS PRIVATE INVESTMENT CORPORATION
By:

Its:

Small and Medium Enterprise Finance

S 1

Schedule 1.01

Application

The Application consists of the following:

1)	The OPIC Form 115 (together with all attachments and exhibits) delivered to OPIC under cover letter dated April 18, 2006.
2)	Revised business plan delivered to OPIC under email cover dated February 20, 2007.

S 2

Schedule 1.03

Projected Financial Plan

Project Costs	Cost (U.S. $ 000’s)

Rough Diamonds	$33,500,000
Eligible Costs	2,520,000
Total Project Cost		$36,000,000

Project Financing	Amount (U.S. $ 000’s)

Senior Loan
OPIC	$25,200,000

Total Loan		$25,200,000

Subordinated Loan
Sponsor	$10,800,000

Total Subordinated Loan		$10,800,000

Total Project Financing		$36,000,000

S 3

Schedule 4.09

FORM OF AUTHORIZATION TO AUDITORS

[ON BORROWER LETTERHEAD]

[Date]

[Borrower’s independent accountants]

[Address]

Re: Auditor’s Authorization

Ladies and Gentlemen:

NamGem Trading BVI Limited (the “Borrower”) has entered into the First Amended and Restated Finance Agreement, dated as of June 10, 2008 (the “Finance Agreement”), between the Borrower and Overseas Private Investment Corporation (“OPIC”). Capitalized terms used in this letter but not defined herein shall have the meanings ascribed to such terms under the Finance Agreement.

Pursuant to Section 4.09 of the Finance Agreement, the Borrower hereby authorizes [Borrower’s independent accountants] to communicate directly with officers and designated representatives of OPIC and [______________], or such other firm of independent public accountants as OPIC may from time to time appoint as their independent accountants.

Please acknowledge your acceptance of this authorization by signing below in the space provided.

S 4

VERY TRULY YOURS,

NamGem Trading BVI Limited

BY:

NAME:
TITLE:

ACKNOWLEDGED AND ACCEPTED BY:

[BORROWER’S INDEPENDENT ACCOUNTANTS]

BY:

Name:

Exhibit A

[FORM OF PROMISSORY NOTE]

NAMGEM TRADING BVI LIMITED

FIXED RATE PROMISSORY NOTE

SERIES 673-2006-061-IG

_________________, ____

No. ____

FOR VALUE RECEIVED, NamGem Trading BVI Limited, a company limited by shares organized under the laws of the British Virgin Islands (the “Borrower”), hereby promises to pay to the order of the Overseas Private Investment Corporation, an agency of the United States of America (“OPIC”) or any subsequent holder of this Promissory Note, the Original Principal Amount hereof together with interest at the rates applicable hereto as hereinafter provided, in lawful currency of the United States of America and in immediately available funds, at the office of [Name of Paying Agent], as paying agent (in such capacity, together with its successors and permitted assigns, the “OPIC Paying Agent”) specified in the Funding and OPIC Guaranty Agreement dated as of [•] (as amended, supplemented or modified from time to time, the “OPIC Funding Agreement”) among the Borrower, the OPIC Paying Agent, [Name of Placement Agent], as placement agent (in such capacity, together with its successors and permitted assigns, the (“OPIC Placement Agent”) and OPIC.

Original Principal Amount as of date of issue	Twenty Five Million Two Hundred Thousand and 00/100 Dollars ($25,200,000).
OPIC Note Interest Rate	A fixed rate equal to ___% per annum, being equal to Certificate Interest Rate plus the OPIC Guaranty Fee.
Principal Payment Dates	[•] day of [Months] of each year (or if any such day is not a Business Day, the next succeeding Business Day), from and including [First Principal Payment Date] to and including the Maturity Date.
Scheduled Principal Payments	The payments of principal determined in accordance with Schedule I hereto.
Interest Payment Dates	[•] day of [Months] of each year (or if any such day is not a Business Day, the next succeeding

Business Day).
Maturity Date	[Maturity Date].

As used herein, the following capitalized terms shall have the meanings specified:

Accrued Interest	All accrued and unpaid interest on the Principal Balance of this Promissory Note.
Business Day

Any day other than (i) a Saturday, Sunday or day on which commercial banks are authorized by law to close in the City of New York or Washington, D.C., United States of America, (ii) for purposes of notices, communications or deliveries to OPIC, a day on which OPIC is closed, and (iii) for purposes of payments to OPIC, a day on which OPIC or the United States Department of Treasury is closed.

Certificate Interest Rate	A fixed rate determined in accordance with Section 4.05(a) of the Funding Agreement.
Day Count Convention Designated Prepayment Date

360-day years consisting of twelve (12) 30-day months. (i) Any Business Day specified by OPIC or (ii) any Business Day specified by the Borrower, as the case may be, in a notice delivered to the OPIC Paying Agent pursuant to Section 4.04 of the OPIC Funding Agreement as the date on which payment of a Prepayment Amount is to be made with respect to this Promissory Note.

Interest Payment Dates	The interest payment dates stated above.
Interest Period

Either (i) the period of time commencing on the date hereof to but excluding the first Interest Payment Date, or (ii) the period of time commencing on the immediately preceding Interest Payment Date to but excluding the first to occur of the next succeeding Interest Payment Date and the Maturity Date, as the case may be.

Maturity Date	The maturity date stated above.
OPIC Finance Agreement	The First Amended and Restated Finance Agreement dated as of June 10, 2008, between the Borrower and OPIC (as amended, supplemented, or otherwise modified and in effect from time to time).
OPIC Guaranty Fee	1.50% per annum.

OPIC Note Interest Rate	The OPIC note interest rate stated above.
OPIC Placement Agreement	The OPIC Placement Agency Agreement dated as of [_______], among the Borrower, OPIC, the OPIC Paying Agent, and the OPIC Placement Agent.
Original Principal Amount	The principal amount stated above.
Original Principal Payment Date

With respect to the Principal Balance of this Promissory Note, or the portion thereof to be prepaid on a Designated Prepayment Date, the date on which such Principal Balance or portion thereof, would have been paid if it were not prepaid on the Designated Prepayment Date.

Payment Date	The Maturity Date, any Designated Prepayment Date, any Interest Payment Date or any Principal Payment Date.
Payment Value

The value determined by discounting the Prospective Prepayment at the Reinvestment Rate for the maturity corresponding to the remaining average life of the Principal Balance of this Promissory Note or the portion thereof to be prepaid on a Designated Prepayment Date.

Prepayment Amount

An amount equal to the sum of (i) the Principal Balance of this Promissory Note or potion thereof to be prepaid on the applicable Designed Prepayment Date plus (ii) Accrued Interest at the OPIC Note Interest Rate to but excluding such Designated Prepayment Date plus (iii) the applicable Redemption Premium.

Principal Balance	As of any date of determination, the Original Principal Amount less all payments of principal made prior to such date.
Principal Payment Dates	The principal payment dates stated above.

Prospective Prepayment

The sum of:

(i)       the prospective Accrued Interest that would have accrued (but for the prepayment on the applicable Designated Prepayment Date) on the Principal Balance of this Promissory Note, or the portion thereof to be prepaid on such Designated Prepayment Date, for the period beginning on such Designated Prepayment Date and ending on the date immediately preceding the Original Principal Payment Date;

plus

(ii)      the Principal Balance of this Promissory Note or the portion thereof to be prepaid on the applicable Designated Prepayment Date.

Redemption Premium	For any Designated Prepayment Date, an amount equal to the excess, if any, of:

(i)       the Payment Value;

over

(ii)      the Principal Balance of this Promissory Note or any portion thereof to be prepaid on such Designated Prepayment Date.

No Redemption Premium shall be due with respect to any payment on the Maturity Date (or, if any such date is not a Business Day, on the next succeeding Business Day).

NO ASSURANCE IS GIVEN THAT THE REDEMPTION PREMIUM WILL COMPENSATE THE HOLDER OF THIS PROMISSORY NOTE FULLY FOR ANY COSTS OR LOSSES RESULTING FROM PREPAYMENT.

Redemption Premium Determination Date	The second (2nd) Business Day preceding the applicable Designated Prepayment Date.

Reinvestment Rate

With respect to the Principal Balance of this Promissory Note of the portion thereof to be prepaid on a Designated Prepayment Date, the yield to maturity implied by the sum of (x) 0.25% per annum plus (y) the arithmetic mean of the rates published for the five (5) Business Days preceding the applicable Redemption Premium Determination Date in the weekly statistical release designated H.15 (519) (or any successor publication) of the Board of Governors of the Federal Reserve System under the caption “US Government Securities—Treasury Constant Maturities” opposite the maturity corresponding to the remaining average life of the Prepayment Amount.

If no maturity exactly corresponding to such remaining average life shall appear therein, yields for the closest published maturities which are greater and less than such remaining average life shall be calculated pursuant to the foregoing sentence and the Reinvestment Rate shall be interpolated from such yields on a straight-line basis, rounding in each of such relevant periods, to the nearest month.

Remaining Term	The number of years (rounded to the nearest one-twelfth) from the applicable Redemption Premium Determination Date to the Original Principal Payment Date.
Scheduled Principal Payments	The scheduled principal payments stated above.

All other capitalized terms used and not otherwise defined herein shall have their respective meanings set forth in the OPIC Funding Agreement.

1. Principal Payments. The Original Principal Amount of this Promissory Note shall be due and payable in consecutive Scheduled Principal Payments on the respective Principal Payment Dates until payment in full of the Original Principal Amount hereof; provided, however, that the last such payment shall be due no later than the Maturity Date and shall be in an amount necessary to repay in full the Principal Balance hereof. The Borrower irrevocably authorizes OPIC to endorse on Schedule I attached to this Promissory Note the Principal Balance from time to time of the OPIC Loan, together with notations of prepayments of principal received by OPIC in respect thereof, which endorsements shall, in the absence of manifest error, be prima facie evidence as to the outstanding Principal Balance of such OPIC Loan; provided, however, that any delay or failure of OPIC to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder in respect of the OPIC Loan. No failure by OPIC to make such recordation and no error in such notation or recordation shall discharge or affect the obligation of the Borrower to make payments and perform its obligations in accordance with the terms of the other Loan Documents.

2. Interest Payments. Subject to the provisions of Section 2.04 of the OPIC Finance Agreement, and Section 4.01(b) of the OPIC Funding Agreement, the Borrower shall pay to the OPIC

Paying Agent, for the benefit of the holder hereof, interest on the Principal Balance from and including the date hereof until payment in full at the OPIC Note Interest Rate, in arrears, on each Interest Payment Date, commencing upon the first such date after the date hereof.

3. Calculation of  Interest. Interest on the Principal Balance shall (a) accrue daily at the OPIC Note Interest Rate for each Interest Period and (b) be calculated on the basis of the Day Count Convention.

4. Method and Application of Payment. All payments hereunder shall be made in Dollars by wire transfer of immediately available funds, without any offset, withholding or deduction for taxes or otherwise, in accordance with written instructions given by the holder to the OPIC Paying Agent or, in the case of the OPIC Guaranty Fee, the Borrower. Whenever any Payment Date under this Promissory Note shall fall on any day that is not a Business Day, the payment due on such Payment Date shall be made on the next succeeding Business Day. All payments shall be applied in the order of priority set forth in the OPIC Funding Agreement.

5. Additional Provisions. This Promissory Note is issued under and is subject to the provisions of (a) the OPIC Finance Agreement and (b) the OPIC Funding Agreement. No reference herein to the OPIC Finance Agreement or to the OPIC Funding Agreement and no provision of this Promissory Note, the OPIC Finance Agreement or the OPIC Funding Agreement shall alter or impair the obligation of the Borrower to pay the principal of, interest on, and all other amounts due pursuant to this Promissory Note as provided herein.

6. Prepayments and Premiums. The Borrower may make voluntary prepayments of the OPIC Loan, and shall make mandatory prepayments of the OPIC Loan, subject to the payment of the applicable Redemption Premiums and otherwise on the terms and conditions set forth in the OPIC Finance Agreement and the OPIC Funding Agreement.

7. Gross-up for Covered Taxes. All amounts payable hereunder shall be paid in full, free of any deduction or withholding for any present or future taxes, levies, imposts, stamp duties, fees, deductions, charges, withholdings or other liabilities with respect thereto.

8. Default Interest. Subject to the provisions of Section 2.04 of the OPIC Finance Agreement, if the Borrower fails to pay when due any amount of principal of or interest or Redemption Premium, if any, on this Promissory Note, the Borrower shall pay default interest on such amount, on demand, at the Default Interest Rate, and such interest shall accrue from the date on which such default amount became due and payable (whether on a Payment Date, by acceleration, or otherwise) at such rate and shall be payable on the last day of each month succeeding such due date and on the date when such defaulted amount is paid in full.

9. Amendments and Modifications. This Promissory Note may be amended, supplemented or modified only by an instrument in writing signed by duly authorized representatives of the holder of this Promissory Note and the Borrower.

10. Governing Law. THIS PROMISSORY NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower acting by its duly authorized representative has caused this Promissory Note to be executed and delivered as of the date hereof.

NAMGEM TRADING BVI LIMITED as the Borrower
By:

Its:

Schedule I

to Promissory Note

SCHEDULE OF PRINCIPAL PAYMENTS

NAMGEM TRADING BVI LIMITED

Date	Amount of Disbursement	Scheduled Principal Payment	Principal Prepayment Amount	Unpaid Principal Balance	Percentage Amount

Exhibit B

FORM OF

DISBURSEMENT REQUEST

(pursuant to Section 2.01(b))

[BORROWER LETTERHEAD]

[Date]

Overseas Private Investment Corporation

1100 New York Avenue, N.W.

Washington, D.C. 20527

United States of America

Attention:          [Vice President, Small and Medium Enterprise Finance][for Disbursement]

[Director, Portfolio Management][after Disbursement]

with a copy to Treasurer

Disbursement Request

Dear Sir or Madam:

Reference is made to the First Amended and Restated Finance Agreement between NamGem Trading BVI Limited (the “Borrower”) and Overseas Private Investment Corporation (“OPIC”) dated as of June 10, 2008 (the “Finance Agreement”). Except as otherwise provided, capitalized terms used herein shall have the meanings set forth in the Finance Agreement.

Pursuant to Section 2.01(b) of the Finance Agreement, notice is hereby given that the undersigned requests a Disbursement of the Loan as follows:

Amount of Disbursement: $[_____]

Closing Date:  [Not less than 20 Business Days from the date OPIC receives this Disbursement Request]

The proceeds of the Disbursement shall be deposited into the Disbursement Account.

B-2

As of the Closing Date, each of the conditions precedent to this Disbursement set forth in Articles IV and V will be satisfied.

Very truly Yours,

NAMGEM TRADING BVI LIMITED
By:

Its:

Exhibit C

FORM OF

CORPORATE AUTHORIZATION CERTIFICATE

(pursuant to Article IV)

[COMPANY LETTERHEAD]

Officer’s Certificate

Pursuant to Article IV

I, [__________], Corporate Secretary of [_______________], a [__________] organized and existing under the laws of [____________] (the “Company”), DO HEREBY CERTIFY that:

1. Attached hereto as Exhibit A is a true and complete copy of the Charter Documents of the Company, as amended to date, which are in full force and effect as of the date hereof, together with [__________], evidencing that such documents have been approved by the competent governmental agencies and authorities in [____________].

2. Attached hereto as Exhibit B are true and complete copies of resolutions duly adopted by the Board of Directors of the Company [and of all documents evidencing any other necessary corporate or shareholder action taken by the Company] to authorize the execution, delivery and performance of the [list each Transaction Document to which the applicable Person is or will be a party] and each of the other Transaction Documents to which it is or will be a party, and such resolutions are in full force and effect without amendment as of the date hereof.

3. The following named individuals whose specimen signatures and titles are set forth opposite their names are authorized to execute and deliver on behalf of the Company the [list each Transaction Document to which the applicable Person is or will be a party], each of the other Transaction Documents to which the Company is or will be a party and all other notices or instruments contemplated in the foregoing documents:

C-2

Name	Title	Specimen Signature

Name	Title	Specimen Signature

Name	Title	Specimen Signature

4. Attached hereto as Exhibit C are true and complete copies of each Transaction Document to which the Company is a party, each of which has been duly executed by the parties thereto and each of which is unconditional and in full force and effect in accordance with its terms without default as of the date hereof.

5. Attached hereto as Exhibit D are true and complete copies of each registration, declaration, filing or governmental consent, license, approval, authorization or permit required in accordance with Section 4.05 of the Finance Agreement, which are in full force and effect as of the date hereof.

WITNESS my hand this [_____] day of [__________], 200[__].

[Name] Corporate Secretary

I, [__________], the [Chairperson and Chief Executive Officer] of the Company, DO HEREBY CERTIFY that [Name of Corporate Secretary] is, and at all times since [__________], 200[__] has been, duly elected and qualified as Corporate Secretary of the Company, and that the signature of such Corporate Secretary set forth above is true and genuine.

WITNESS my hand this [_____] day of [__________], 200[__].

[Name] [Chairperson and Chief Executive Officer]

C-3

)
) ss:
)

I, _____________________________, a notary public in and for ___________, DO HEREBY CERTIFY that [Name], an Authorized Officer of _____________ (the “Company”), personally appeared before me in said ____________, personally known to me and known by me to be the person who executed on behalf of the Company the [Document] annexed hereto, who acknowledged the same to be [his/her] own free act and deed and the free act and deed of the Company, and that he had the necessary authority to do so. I DO FURTHER CERTIFY that [Name], Corporate Secretary of the Company, personally appeared before me in said ____________, personally known to me and known by me to be the person who executed on behalf of the Company the Certificate of Corporate Secretary annexed hereto, who acknowledged the same to be [his/her] own free act and deed and the free act and deed of the Company, and that [he/she] had the necessary authority to do so.

Given under my hand and [notarial] seal this [_____] day of [__________], 200[__].

Exhibit D

FORM OF

DISBURSEMENT/TRANSFER CERTIFICATE

(pursuant to Article V)

[BORROWER LETTERHEAD]

Officer’s Certificate

Pursuant to Article V

I, [__________], Corporate Secretary of NamGem Trading BVI Limited, a company limited by shares organized and existing under the laws of the British Virgin Islands (the “Borrower”), DO HEREBY CERTIFY that:

A. I am familiar with the terms of the First Amended and Restated Finance Agreement between the Borrower and Overseas Private Investment Corporation (“OPIC”), dated as of June 10, 2008 (the “Finance Agreement”) (capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Finance Agreement);

B. I have read the covenants, representations, warranties and agreements of the Borrower contained in the Finance Agreement and have been represented by counsel in connection with the Finance Agreement; and

C. I have made or caused to be made such examination or investigation as is necessary to enable me to express an informed opinion as to the matters set forth below;

and pursuant to Article V of the Finance Agreement DO HEREBY CERTIFY that:

1. the representations and warranties set forth in Article III of the Finance Agreement and the representations and warranties made by each Obligor in any Transaction Document are true and correct in all material respects on the date hereof as if made on the date hereof, and no Event of Default or Potential Event of Default exists on the date hereof;

2. as of the date hereof, the Borrower and the Sponsor are in compliance with all terms of the Transaction Documents;

3. as of the date hereof, no circumstance exists, or change of law or regulation of any governmental authority has occurred, that would have a Material Adverse Effect;

4. [With respect to each Transfer Date:,

a.

attached hereto as Exhibit A is a schedule setting forth the Project costs to which the present Transfer, together with disbursement of the Subordinated Loan referred to in paragraph 4(b) below, will be applied;

b.

the Sponsor has heretofore disbursed proceeds of the Subordinated Loan to the Disbursement Account in an amount such that after giving effect to such Transfer the Loan to Subordinated Loan Ratio does not exceed the ratio set out in Section 6.11 of the Finance Agreement;

c.

the present Transfer will be applied in accordance with the Financial Plan and will be applied solely to (a) the purchase of rough diamonds against delivery of such diamonds and, to the extent applicable, a corresponding Kimberley Process Certificate in accordance with the terms and conditions of the Supply Agreement and the Security and Account Agreement, (b) the payment of Eligible Costs (including OPIC Fees) the details of which are specified in Exhibit A, (c) the payment of interest due on the first Payment Date as specified in Exhibit A, and (d) the payment of other expenses of the Borrower, the details of which are specified in Exhibit A and do not (when added to any other expenses paid in the same calendar month from the Disbursement Account) exceed $10,000; and

d.	the proceeds of all previous Transfers have been applied as set forth in Exhibit A to the Disbursement/Transfer Certificate delivered in connection therewith.]

WITNESS my hand this [_____] day of [__________], 200[__].

[Name] Corporate Secretary

I, [__________], the [Chairperson and Chief Executive Officer] of the

Borrower, DO HEREBY CERTIFY that [Name of Corporate Secretary] is, and at all times since [__________], 200[__] has been, duly elected and qualified as Corporate Secretary of the Borrower, and that the signature of such Corporate Secretary set forth above is true and genuine.

WITNESS my hand this [_____] day of [__________], 200[__].

[Name] [Chairperson and Chief Executive Officer]

Country of [_____]	)
City of [_____]	) ss:
Embassy of the United	)
States of America	)

On this the _____ day of __________, 20__, ______________________, an Authorized Officer of NamGem Trading BVI Limited (the “Borrower”), known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument and that he or she has freely and voluntarily executed the same for the purpose therein contained.

In witness whereof I hereunto set my hand and official seal.

Exhibit E

FORM OF

DRAWSTOP NOTICE

(pursuant to Section 2.01(e))

[OPIC LETTERHEAD ]

Date: __________________

Requested [Disbursement/Transfer] Date: __________________

NamGem Trading BVI Limited

c/o/ Lazare Kaplan International Inc.

19 W. 44th Street

New York, NY 10036

Attention: William Moryto, Chief Financial Officer

Re: LKI-Namibia (OPIC/673-2006-061-IG) – Drawstop Notice

Ladies and Gentlemen:

1. This drawstop notice (this “Drawstop Notice”) is delivered to you pursuant to Section 2.01(e) of the First Amended and Restated Finance Agreement dated as of June 10, 2008 (the “Finance Agreement”), between NamGem Trading BVI Limited, a company limited by shares organized and existing under the laws of the British Virgin Islands (the “Borrower”), and Overseas Private Investment Corporation, an agency of the United States of America (“OPIC”). Except as otherwise provided, capitalized terms used herein shall have the meanings set forth in the Finance Agreement.

2. Reference is made to the Transfer Request delivered by the Borrower dated [___________]. This Drawstop Notice constitutes a notice that the relevant Transfer(s) requested in such Transfer Request from the Disbursement Account shall not be granted for one or more of the following reasons: (i) an applicable condition precedent in Section(s) [__] set forth in Article IV or V of the Finance Agreement is not satisfied or, having been satisfied, ceases in the determination of OPIC to be satisfied, or (ii) an applicable condition precedent set forth in the Security and Account Agreement or any other Finance Document, is not satisfied or, having been satisfied, ceases in the determination of OPIC to be satisfied.

3. This Drawstop Notice shall remain in full force and effect until the event that led to the issuance of this Drawstop Notice is remedied to the satisfaction of OPIC, whereupon this Drawstop Notice shall be deemed to be revoked.

E-2

IN WITNESS WHEREOF, the undersigned has executed this Drawstop Notice as of the day and year first above written.

OVERSEAS PRIVATE INVESTMENT CORPORATION
By:

Its:

Small and Medium Enterprise Finance

cc: US Bank National Association